UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No. ____)

Filed by the Registrant	☒

Filed by a Party other than the Registrant	☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for use of the Commission only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material pursuant to Rule 14a-12

FIRST MID BANCSHARES, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement; if other than the Registrant)

Payment of filing fee (check the appropriate box):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

March 18, 2025

Dear Fellow Stockholder:

On behalf of the Board of Directors and management of First Mid Bancshares, Inc. (the “Company”), I cordially invite you to attend the Annual Meeting of Stockholders of First Mid Bancshares, Inc. to be held at 4:00 p.m. on Wednesday, April 30, 2025.

Pursuant to the Securities and Exchange Commission’s “notice and access” rules, on or about March 18, 2025, you received in the mail our Notice of Internet Availability of Proxy Materials (the “Notice”), which provided you with instructions on how to access this Proxy Statement via an Internet website, the Company's 2024 annual report to stockholders and the Company’s Annual Report on Form 10-K for the recently completed fiscal year. Details regarding the business to be conducted at the meeting are described in the Notice and in this Proxy Statement.

At the meeting, we will report on Company operations and the outlook for the year ahead. Directors and officers of the Company, as well as a representative of Forvis Mazars, LLP, the Company's independent auditors, will be present to respond to any appropriate questions stockholders may have.

The 2025 annual meeting of stockholders is being held for the following purposes:

1.
To elect directors of the Company (Proposal 1);
2.
To approve an amendment to the Restated Certificate of Incorporation to increase the number of authorized shares of common stock (Proposal 2);
3.
To approve an amendment to the 2017 Stock Incentive Plan to change the name of the plan, increase the number of authorized shares and extend the term of the plan to 2035 (Proposal 3);
4.
Such other matters as may properly come before the meeting or any adjournments thereof.

Whether or not you plan to attend the meeting, please act promptly to vote your shares. You may vote your shares over the Internet or, if you receive or request to receive written proxy materials, by mailing, completing, signing and dating a proxy card and returning it in the accompanying postage paid envelope provided. You may also vote your shares by telephone or by following the instructions set forth on the proxy card or Notice. Please review the instructions for each of your voting options described in the Notice you received in the mail and in this Proxy Statement. If you attend the meeting, you may vote your shares, even if you have previously submitted a proxy in writing, by telephone or through the Internet. Submitting a proxy will ensure that your shares are represented at the meeting. If you have any questions concerning these matters, please contact me at (217) 258-9520 or Austin Frank, Director of Investor Relations, at (217) 258-5522. We look forward with pleasure to your participation in the meeting.

Very truly yours,

FIRST MID BANCSHARES, INC.

/s/ Joseph R. Dively

Joseph R. Dively

Chairman, President and Chief Executive Officer

PROXY STATEMENT

Annual Meeting of Stockholders To Be Held April 30, 2025

First Mid Bancshares, Inc.

1421 Charleston Avenue, P.O. Box 499

Mattoon, Illinois 61938 (217) 258-0493

GENERAL INFORMATION

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of First Mid Bancshares, Inc. (the “Company”) to be voted at the Annual Meeting of Stockholders on Wednesday, April 30, 2025 at 4:00 p.m. local time. The Board of Directors would like to have all stockholders represented at the meeting. This proxy statement and the enclosed form of proxy are being made available to the stockholders beginning on or about March 18, 2025.

Whether or not you plan to attend the Annual Meeting of Stockholders, we encourage you to read this Proxy Statement and submit your proxy as soon as possible. For specific instructions on how to vote your shares, please refer to the instructions on the Notice of Internet Availability of Proxy Materials you received in the mail and if you receive or request to receive printed proxy materials, the proxy card. The Company's annual report to stockholders and its Annual Report on Form 10-K for the recently completed fiscal year, which includes the consolidated financial statements of the Company, have been made available with this Proxy Statement.

The Company is a diversified financial services company which serves the financial needs of the communities in which it is located. The Company owns all of the outstanding capital stock of First Mid Bank & Trust, N.A., a national banking association ("First Mid Bank"); First Mid Wealth Management Company, a trust, farm services, investment services and retirement planning company ("Wealth Management"); First Mid Insurance Group, an insurance agency ("Insurance Group"); First Mid Investments, Inc. an investment company, and First Mid Captive, Inc., a captive insurance company ("Captive").

Only holders of record of the Company's common stock ("Common Stock") at the close of business on March 4, 2025 (the "Record Date") will be entitled to vote at the annual meeting or any adjournments or postponements of such meeting. On the Record Date, the Company had 23,982,333 shares of Common Stock issued and outstanding. In the election of directors, and for any other matters to be voted upon at the annual meeting, each issued and outstanding share of Common Stock is entitled to one vote.

You may revoke your proxy at any time before it is voted. Unless so revoked, the shares represented by such proxies will be voted at the annual meeting and all adjournments thereof. You may revoke your proxy at any time before it is voted by delivering written notice of revocation to the Secretary of the Company at 1421 Charleston Avenue, P.O. Box 499, Mattoon, Illinois 61938, by executing and delivering a subsequently dated proxy or by attending the annual meeting and voting your shares. Proxies solicited by the Board of Directors of the Company will be voted in accordance with the directions given therein. Where no instructions are indicated, proxies will be voted in accordance with the recommendations of the Board of Directors with respect to the proposals described herein.

A quorum of stockholders is necessary to take action at the annual meeting. The presence, in person or by proxy, of the holders of a majority of the shares of Common Stock of the Company entitled to vote at the meeting will constitute a quorum. Votes cast by proxy at the meeting will be tabulated by the inspector of election appointed for the meeting and will be counted as present for purposes of determining whether a quorum is present. The inspector of election will treat proxies received but marked as abstentions or broker non-votes as present and entitled to vote for purposes of determining whether a quorum is present. "Broker non-votes" refers to a broker or other nominee holding shares for a beneficial owner not voting on a particular proposal because the broker or other nominee does not have discretionary voting power regarding that item and has not received instructions from the beneficial owner.

The expenses of solicitation, including the cost of printing and mailing, will be paid by the Company. Proxies are being solicited principally via the Internet and by mail. In addition, directors, officers and regular employees of the Company may solicit proxies personally, by telephone, by fax or by special letter. The Company may also reimburse brokers, nominees and other fiduciaries for their reasonable expenses in forwarding proxy materials to beneficial owners.

VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

The following table sets forth, as of February 18, 2025, the number of shares of Common Stock beneficially owned by each person known by the Company to be the beneficial owner of more than five percent of the outstanding shares of Common Stock (who are not also directors), each director nominee of the Company, each director, the "named executive officers" (as defined below) and all director nominees, directors and executive officers of the Company as a group. Please refer to the footnotes to the following table for details.

Name and Address of Beneficial Owner (1)	Title of Class	Amount and Nature of Beneficial Ownership (2)		Percentage of Class Outstanding
Principal Stockholders:
Blackrock, Inc. 55 East 52nd Street New York, NY 10055	Common	1,785,706	(3)	7.4%
EPL LINCO Trust, dated December 1, 2015 302 Campusview Drive, Suite 108, Columbia, Missouri 65201	Common	1,262,246	(4)	5.3%
The Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355	Common	1,206,784	(5)	5.0%
Director Nominees, Directors and Named Executive Officers:
Holly B. Adams	Common	428,221	(6)	1.8%
Robert S. Cook	Common	54,052	(7)	0.2%
Joseph R. Dively	Common	174,556	(8)	0.7%
Paul L. Palmby	Common	4,810	(9)	* %
Zachary I. Horn	Common	12,193	(10)	0.1%
Gisele A. Marcus	Common	5,877	(11)	* %
J. Kyle McCurry	Common	8,766	(12)	* %
Mary J. Westerhold	Common	316,624	(13)	1.3%
James E. Zimmer	Common	25,176	(14)	0.1%
Matthew K. Smith	Common	19,751	(15)	0.1%
Michael L. Taylor	Common	46,053	(16)	0.2%
Eric S. McRae	Common	46,155	(17)	0.2%
Bradley L. Beesley	Common	25,473	(18)	0.1%
All director nominees, directors, named executive officers and other executive officers as a group (22 persons)	Common	1,251,958	(19)	5.2%

* Less than 1%

(1)
Addresses are provided for those beneficial owners owning 5% or more of the Company's common stock.
(2)
Unless otherwise indicated, the nature of beneficial ownership for shares shown in this column is sole voting and investment power. The information contained in this column is based upon information furnished to the Company by the persons named above.
(3)
Beneficial and percentage ownership is based on information contained in a form 13G as filed with the Securities and Exchange Commission on January 26, 2024.
(4)
Beneficial and percentage ownership is based on information contained in a form 13D/A as filed with the Securities and Exchange Commission on August 8, 2024.
(5)
Beneficial and percentage ownership is based on information contained in a form 13G as filed with the Securities and Exchange Commission on February 13, 2024.

(6)
Consists of 152,225 shares held by Ms. Adams individually; 271,146 shares held by a Trust, for which Ms. Adams has voting and investment power; and 4,851 shares held for the account of Ms. Adams under the Company’s Deferred Compensation Plan.
(7)
Includes 17,022 shares held by Mr. Cook jointly with his spouse; 6,106 shares held for Mr. Cook under an Individual Retirement Account; 4,886 shares held for the account of Mr. Cook under the Company's Deferred Compensation Plan; 11,980 shares held as custodian for Mr. Cook's children; 244 shares held for Mr. Cook's wife under an Individual Retirement Account; and 13,814 shares held by TAR CO Investment LLC for which Mr. Cook has shared voting and investment power.
(8)
Includes 109,052 shares held by Mr. Dively individually; and 65,503 shares held for the account of Mr. Dively under the Company’s Deferred Compensation Plan.
(9)
Includes 4,810 held by Mr. Palmby individually.
(10)
Includes 5,913 shares held by Mr. Horn individually; and 6,280 shares held for the account of Mr. Horn under the Company's Deferred Compensation Plan.
(11)
Includes 2,625 shares held by Ms. Marcus individually and 3,252 shares held for the account of Ms. Marcus under the Company's Deferred Compensation Plan.
(12)
Includes 5,483 shares held by Mr. McCurry individually and 3,284 shares held for the account of Mr. McCurry under the Company's Deferred Compensation Plan.
(13)
Includes 33,321 shares held by Ms. Westerhold individually; 1,960 shares held for the account of Ms. Westerhold under an Individual Retirement Account; 13,089 shares held for the account of Ms. Westerhold under the Company’s Deferred Compensation Plan; 50,236 shares held by DMW Investments, LLC and 56,224 shares held by Technology Group, LLC over which Ms. Westerhold shares voting and investment power; 15,471 shares held by the Jeffrey A. Westerhold Revocable Trust, 16,454 shares held by the Andrew J. Westerhold Revocable Trust; and 8,227 shares held by the Madeline C. Westerhold Trust over which Ms. Westerhold shares voting and investment power; and 129,869 shares held by an LLC over which Ms. Westerhold shares voting and investment power.
(14)
Includes 5,091 shares held by Mr. Zimmer individually; 4,050 shares held for the account of Mr. Zimmer under an Individual Retirement Account; and 16,036 shares held for the account of Mr. Zimmer under the Company's Deferred Compensation Plan.
(15)
Includes 17,746 shares held by Mr. Smith individually; and 2,005 shares held for the account of Mr. Smith under the Company’s Deferred Compensation Plan.
(16)
Includes 31,046 shares held by Mr. Taylor individually; 9,680 shares held for the account of Mr. Taylor under the Company’s 401(k) Plan and 5,327 shares held for the account of Mr. Taylor under the Company's Deferred Compensation Plan.
(17)
Includes 31,571 shares held by Mr. McRae individually; 2,601 shares for the account of Mr. McRae under an Individual Retirement Account; 4,416 shares held for the account of Mr. McRae under the Company’s 401(k) Plan; and 7,566 shares held for the account of Mr. McRae under the Company’s Deferred Compensation Plan.
(18)
Includes 15,832 shares held by Mr. Beesley individually; 3,384 shares held for the account of Mr. Beesley under the Company’s 401(k) Plan; and 6,257 shares held for the account of Mr. Beesley under the Company's Deferred Compensation Plan.
(19)
Includes shares for nine executive officers not included in the above table.

As of February 18, 2025, Wealth Management acted as sole or co-fiduciary with respect to trusts and other fiduciary accounts which own or hold 155,922 shares, or 0.65%, of the outstanding Common Stock of the Company, over which Wealth Management has sole voting and investment power with respect to 147,807 shares, or 0.62%, of the outstanding Common Stock and shared voting and investment power with respect to 8,115 shares, or 0.03%, of the outstanding Common Stock.

PROPOSAL 1 - ELECTION OF DIRECTORS

The directors of the Company are divided into Classes I, II and III having staggered terms of three years. For this year's annual stockholders meeting, upon the recommendation of the Board of Director's Nominating & Governance Committee, the Board of Directors has nominated for re-election as Class III directors, for a term expiring in 2028, Mr. Cook, Ms. Marcus, and Mr. Zimmer. Mr. Cook, Ms. Marcus, and Mr. Zimmer have served as directors of the Company since 2014, 2022, and 2014, respectively. The three individuals receiving the highest number of votes cast will be elected as directors of the Company and will serve as Class III directors for a three-year term. Broker non-votes, because they are not considered votes cast, will not be counted in the vote totals. The Company has no knowledge that any of the nominees will refuse or be unable to serve, but if any of the nominees becomes unavailable for election, the holders of the proxies reserve the right to substitute another person of their choice as a nominee when voting at the meeting. The Board of Directors has adopted a mandatory retirement age for all directors of 70, provided directors are permitted to serve for the full term in which they reach age 70.

The following table sets forth as to each nominee and director continuing in office, his or her name, age, principal occupation, and the year he or she first became a director of the Company. Unless otherwise indicated, the principal occupation listed for each person below has been his or her occupation for the past five years.

Name	Age at March 15, 2025	Principal Occupation	Year First Became Director	Year Term Expires
DIRECTOR NOMINEES
Robert S. Cook	42	Managing Partner of TAR CO Investments LLC, a private investment company (since 2014); Vice President of FIG Partners LLC, an investment banking firm (from 2009-2014); Director of the Company, First Mid Bank, and Insurance Group (since 2014); Director of Wealth Management (since July 2018).	2014	2025
Gisele A. Marcus	57	Professor of Practice-Diversity, Equity & Inclusion (DEI), Washington University in St. Louis (since 2021); Vice President, Operations & Client Engagement of One Stone Development Company, LLC (since 2020); General Manager, Asset Management Services of Thermo Fisher Scientific (2019-2020); CFO & Executive Vice President, Strategic Initiatives & Operations of St. Louis Regional Chamber (2017-2019); Director of the Company, First Mid Bank, Insurance Group and Wealth Management (since February 2022).	2022	2025
James E. Zimmer	61	Owner, J. Zimmer Properties, a student housing provider (since 2010); Executive Council Member Granite Creek Capital (since 2021); Director Elemental Enzymes LLC, an agricultural life sciences business focused on innovative enzyme technology for farmers (since 2014); Chief Executive Officer of Channel Bio Corporation (2008-2010); Co-founder, Moraine Farmland Partners (since 2010); Director of the Company, First Mid Bank, and Insurance Group (since 2014); Director of Wealth Management (since 2018).	2014	2025

The Board of Directors recommends a vote "FOR" the election of Directors

Cook, Marcus, and Zimmer for a term of three years.

Name	Age at March 15, 2025	Principal Occupation	Year First Became Director	Year Term Expires
DIRECTORS CONTINUING IN OFFICE
Mary J. Westerhold	59	Vice President and Chief Financial Officer (since 1997) and Controller (from 1992-1997), Madison Telephone Company, Madison Communications Company and Madison Network Systems; Director of the Company, First Mid Bank, and Insurance Group (since September 2016); Director of Wealth Management (since July 2018).	2016	2026
J. Kyle McCurry	47	Chief Operating Officer and General Counsel of Paige Sports Entertainment, a private family office (since 2015); Director of the Company, First Mid Bank, Insurance Group and Wealth Management (since February 2021); Director of LINCO Bancshares, Inc. (2015-2021).	2021	2026
Joseph R. Dively	65	Chairman, President and Chief Executive Officer of the Company (since January 2014); Senior Executive Vice President of the Company (May 2011-December 2013); President of First Mid Bank (since May 2011); Senior Vice President of Consolidated Communications Holdings, Inc., a telecommunications holding company (2003-2011), and President of Illinois Telephone Operations, a local telecommunications provider (until 2008); Director of the Company and First Mid Bank (since 2004); Director of Insurance Group (since 2009); Director of Wealth Management (since July 2018).	2004	2027
Holly B. Adams	54	President of Howell Asphalt Company (since 2008) and Howell Paving, Inc. (since 2013), a road construction company; Executive Vice President of Howell Paving, Inc. (2008-2013); and Vice President of Howell Asphalt Company and Howell Paving (1997-2008); Director of the Company, First Mid Bank, and Insurance Group (since 2012); Director of Wealth Management (since July 2018).	2012	2027
Paul L. Palmby	62	President and Chief Executive Officer of Seneca Foods (since 2020), Executive Vice President and Chief Operating Officer (2006-2020), President of Vegetable Division (2005-2006), and various other roles (1987 - 2004). Director of the Company, First Mid Bank, Wealth Management and Insurance Group (since 2024); Director of Blackhawk Bancorp, Inc. (2019-2023).	2024	2026
Zachary I. Horn	46	President and sole owner, Metro Communications Company, Inc., a telecommunications firm (since 2000); Director of the Company, First Mid Bank, Insurance Group and Wealth Management (since January 2020).	2020	2027

CORPORATE GOVERNANCE

The Company’s Board of Directors is committed to maintaining an effective corporate governance framework. Strong governance practices support long-term, sustainable value creation for the Company’s shareholders and provide a foundation for effective Board oversight. In July 2021, the Board of Directors adopted a Nominating & Governance Committee Charter to assist the Board of Directors in fulfilling its responsibilities to shareholders. The Company’s governance framework is discussed in detail below.

BOARD OF DIRECTORS

A total of 14 regularly scheduled and special meetings were held by the Board of Directors during 2024. During 2024, all directors attended at least 75 percent of the meetings of the Board of Directors and the committees on which they served during the time they served, except for Mr. Palmby who joined the Board in November of 2024.

LEADERSHIP STRUCTURE

Mr. Dively has served as President and Chief Executive Officer and Chairman of the Board of Directors of the Company since January 1, 2014. The Board of Directors believes that having the Chief Executive Officer and Chairman positions held by the same individual allows that individual to have multiple perspectives about the Company and its operations while optimizing the ability of the Board of Directors to communicate with Company management. Also, because the members of the Board of Directors other than Mr. Dively are independent, the knowledge of the Company that Mr. Dively brings to the Board of Directors helps to enhance the Board of Directors' leadership of the Company. The Board of Directors has no fixed policy with respect to combining or separating the roles of the Chief Executive Officer and the Chairman of the Board of Directors and will continue to review the Board of Directors' leadership structure from time to time in order to ensure that the leadership is optimal for the Company at that time.

At any time that the Chief Executive Officer and Chairman of the Board positions are held by the same individual, the Board of Directors may, in its discretion, appoint a lead independent director. At its meeting on April 29, 2020, the Board of Directors appointed Ms. Adams as its lead independent director. The responsibilities of the lead independent director include the following: acting as a liaison between the Chairman and the independent members of the Board of Directors; advising the Chairman on the quality, quantity and timeliness of the flow of information from management; serving as a resource to the members of the Board of Directors on corporate governance practices and policies; and coordinating and moderating executive sessions of the independent members of the Board of Directors.

DIRECTOR NOMINATION PROCESS

The Company formed a Nominating & Governance Committee (“the NGC”) in July 2021 to replace the Board’s Director Nomination Policy. The NGC, among other responsibilities, considers and acts on all matters relating to the nomination of individuals for election as directors, including pursuant to the Company’s diversity policy. Pursuant to the NGC Charter, the NGC reviews and makes recommendations regarding the composition and size of the Board of Directors in order to ensure that it has the requisite expertise and that its membership consists of persons with sufficiently diverse backgrounds and satisfies NASDAQ’s listing requirements regarding independent directors. The Company believes the diverse backgrounds and perspectives of its current directors, as described below under “Board Director Qualifications,” are appropriate to the oversight of the Company’s management team and performance.

In the consideration of director nominees, the NGC considers, at a minimum, the following factors for new directors, or the continued service of existing directors: (1) the ability of the prospective nominee to represent the interests of the stockholders of the Company; (2) the prospective nominee’s standards of integrity, commitment and independence of thought and judgment; (3) the prospective nominee’s ability to dedicate sufficient time, energy and attention to the diligent performance of his or her duties; (4) the extent to which the prospective nominee contributes to the diversity of talent, skill and expertise appropriate for the Board of Directors; (5) the prospective nominee’s contributions to the Board of Directors as a whole; and (6) the background, including diversity of gender, race and ethnic background, of the prospective nominee.

Any stockholder who wishes to recommend a director candidate for consideration by the NGC should submit such recommendation in writing to the Board of Directors at the address set forth below under “Communications with Directors.” A candidate recommended for consideration must be highly qualified and must be willing and able to serve as director. Director candidates recommended by stockholders will receive the same consideration given to other candidates and will be evaluated against the criteria above.

NOTICE PROVISIONS FOR STOCKHOLDER NOMINATIONS OF DIRECTORS

Any stockholder wishing to nominate an individual for election as a director at the Annual Meeting must comply with certain provisions in the Company's Restated Certificate of Incorporation. The Company's Restated Certificate of Incorporation establishes an advance notice procedure with regard to the nomination, other than by or at the direction of the Board of Directors, of candidates for election as directors. If the notice is not timely and in proper form, the proposed nomination will not be considered at the Annual Meeting. Generally, such notice must be delivered to or mailed to and received by the Secretary of the Company not fewer than 14 days nor more than 60 days before a meeting at which directors are to be elected. To be in proper form, each written nomination must set forth: (1) the name, age business address and, if known, the residence address of the nominee, (2) the principal occupation or employment of the nominee for the past five years, and (3) the number of shares of stock of the Company beneficially owned by the nominee and by the nominating stockholder. The stockholder must also comply with certain other provisions set forth in the Company's Restated Certificate of Incorporation relating to the nomination of an individual for election as a director. For a copy of the Company's Restated Certificate of Incorporation, which includes the provisions relating to the nomination of an individual for election as a director, an interested stockholder should contact the Secretary of the Company at 1421 Charleston Avenue, P.O. Box 499, Mattoon, Illinois 61938.

In addition, to comply with Rule 14a-19 under the Securities Exchange Act of 1933 (the “Exchange Act”), the SEC’s universal proxy rule, if a stockholder intends to solicit proxies in support of director nominees submitted under the advance notice provisions of our Restated Certificate of Incorporation for next year’s annual meeting, then such stockholder must provide proper written notice that sets forth all the information required by Rule 14a-19 under the Exchange Act to the Secretary at the address above by March 6, 2025 (or, if next year’s annual meeting is called for a date that is more than 30 days before or more than 30 days after the first anniversary of this year’s annual meeting, then notice must be provided not later than the close of business on the later of the 60th day prior to the date of the 2025 annual meeting of stockholders or the 10th day following the day on which public announcement of the date of such meeting is first made by the Company). The notice requirements under Rule 14a-19 are in addition to the applicable advance notice requirements under our Restated Certificate of Incorporation as described above .

BOARD OF DIRECTOR QUALIFICATIONS

The Board of Directors seeks to be composed of a group of persons with a variety of experience, qualifications, attributes, skills and diversity that enable it to meet the governance needs of the Company. The Company has adopted a diversity policy which seeks a potential pool of director and executive officer candidates that include individuals who reflect diverse backgrounds, including diversity of gender, race, ethnic background and professional experience. The Board of Directors consists of a group of individuals who have a mix of skills and knowledge in the areas of banking, finance, accounting and business. All members of the Board of Directors have an understanding of finance and accounting, are able to understand fundamental financial statements and generally accepted accounting principles and their application to the accounting of the Company. In addition, members of the Board of Directors are active in, and knowledgeable about, the local communities in which the Company operates.

A number of the members of the Company’s Board of Directors are also among the largest of the Company’s shareholders. Following is a description of each director’s specific experience and qualifications that led the Board of Directors to conclude that the person should serve as a director for the Company.

Holly B. Adams has served as a director of the Company since 2012. Ms. Adams has a bachelor’s degree in Economics from DePauw University and an MBA degree from Texas Christian University. She is the President of Howell Asphalt Company, Wabash Asphalt Company, Inc., General Contractors and Prosser Company, which are subsidiaries of Howell Paving, Inc., of which she is also President (since 2013). She served as Executive Vice President of Howell Paving, from 2008-2013 and Vice President of Howell Asphalt Company and Howell Paving from 1997 until 2008. Her leadership experience and the business knowledge gained in her work with these companies and her experiences within the communities served by the Company assist the Board of Directors in various areas of its oversight.

Robert S. Cook has served as a director of the Company since 2014. Mr. Cook has a bachelor's degree in Finance from the University of Missouri. He is currently the managing partner of TAR CO Investments LLC, which primarily invests in community banks. From 2009 to 2014, Mr. Cook was Vice President of FIG Partners, LLC, an investment banking firm, where he led corporate development efforts with community banks and thrifts for the company's Midwest practice. His experience analyzing financial statements and making assessments of community banks in the Midwest assists the Board of Directors in various aspects of oversight and decision making.

Joseph R. Dively has served as a director of the Company since 2004. Mr. Dively has a bachelor’s degree in Business from Eastern Illinois University and has also completed a “Finance for Executives” program through the graduate school of business at the University of Chicago. Mr. Dively has held a variety of management positions in diverse business units which included financial statement responsibilities since 1991. He served as Senior Executive Vice President of the Company and President of First Mid Bank from May 2011 to December 2013. On January 1, 2014, Mr. Dively became the Chairman of the Board of Directors and CEO of the Company. He also retained his position as President of First Mid Bank. Mr. Dively provides a wealth of institutional knowledge of the Company. Prior to his employment with the Company, Mr. Dively was Senior Vice President of Consolidated Communications Holdings, Inc., a publicly traded telecommunication holding company headquartered in Mattoon, Illinois. Mr. Dively has also served on the boards of directors of several other organizations where his duties included working with investors, executive teams and other board members. Mr. Dively’s current and previous experiences also assist the Board of Directors in dealing with issues related to the Company’s local communities and the Board of Directors also benefits from his perspective serving as a former executive officer of a publicly traded company.

Zachary I. Horn has served as a director of the Company since 2020. Mr. Horn has a bachelor’s degree in economics from St. Louis University and a master’s degree in finance from the University of Illinois. He is the founder, president and sole owner of Metro Communications Company, Inc. (since 2000) a regional telecommunications services provider. His leadership experience, the business and financial knowledge gained in developing his company over the past 19 years, and his experiences within the communities served by the Company assist the Board of Directors in various areas of its oversight.

Gisele A. Marcus has served as a director of the Company since 2022. Ms. Marcus has a bachelor’s degree in MIS and Transportation Distribution Management from Syracuse University and an MBA degree from Harvard University Graduate School of Business. Ms. Marcus is the Vice President of Operations and Client Engagement at One Stone Development Company, LLC which is a boutique consulting firm that supports clients at the intersection of people and strategy by leading projects to drive change, coaching leaders to inject transformation, and providing strategic guidance on an array of business challenges. Ms. Marcus is all a Professor of Practice-Diversity, Equity & Inclusion (DEI) at Washington University in St. Louis, where she partners with faculty and students to promote the integration of academic scholarship within the field of DEI. Ms. Marcus also held the role of Chief Operating Officer of the St. Louis Regional Chamber making her a strong advocate for one of the Company’s strategic growing markets. Her role as an executive in solving talent and culture focused challenges provides valuable insight toward making the Company a stronger employer and enhancing employee engagement initiatives.

J. Kyle McCurry has served as a director of the Company since 2021. Mr. McCurry has a bachelor’s degree in business administration and Juris Doctor Degree from the University of Missouri-Columbia. He is the Chief Operating Officer and General Counsel of Paige Sports Entertainment, a private family office that provides management services to support the activities and investments of its principals (since 2015). Prior to joining Paige Sports, Mr. McCurry was a partner with Stinson, LLP, where his practice focused on mergers and acquisitions, corporate finance, and regulatory and general corporate matters for banks and bank holding companies. He also served on the Board of Directors of Providence Bank since 2015. Mr. McCurry’s experience counseling bank and bank holding companies, including those of our recently acquired bank, Providence Bank, and managing the legal, risk and operational matters of a wide variety of entities will assist the Board of Directors in its various areas of oversight and banking experience.

Paul L. Palmby has served as a director of the Company since November 2024. Mr. Palmby currently serves as President, Chief Executive Officer, and Director of Seneca Foods Corporation, a publicly traded food procurement and processing company based in Janesville, WI. Mr. Palmby served on the Blackhawk Bancorp, Inc. board of directors at the time First Mid acquired it in August of 2023. Mr. Palmby serves on the Department of Agriculture, Trade, and Consumer Protection board of directors and was previously appointed to the USDA Fruit and Vegetable Advisory Committee. He currently serves on the board of the Farming For The Future Foundation and previously served on other various boards including the Midwest Food Processors Association, Northwest Food Processors Association, Wisconsin Manufacturers and Commerce, the Wisconsin FFA Foundation, and the Produce for Better Health Foundation. His extensive experience in management, board oversight, mergers and acquisitions, farming, manufacturing, and food processing is valuable to the Board in helping drive its growth and strategy.

Mary J. Westerhold has served as a director of the Company since 2016, following the Company's acquisition of First Clover Leaf Financial Corp. She was as director of First Clover Leaf Financial Corp. from 2011-September 2016. She has been determined by the Board of Directors to be an audit committee financial expert. Ms. Westerhold has a bachelor's degree in Business Administration with a minor in Finance from Stephens College and an MBA degree from St. Louis University. She is the Vice President and Chief Financial Officer (since 1997) and Controller (from 1992 to 1997) of Madison Communications, Inc. and its affiliate telecommunications companies, Madison Telephone Company and Madison Network Systems, Inc. She also served as a Commercial Loan Officer for Mark Twain Bancshares (1989-1991). Ms. Westerhold’s experience in managing the operations of the various companies provides the Board with valuable general business experience. In addition, her financial and accounting experience provides the Board with valuable insight in accounting and strategic transactions involving the Company. Additionally, having served as a director of First Clover Leaf Financial Corp., Ms. Westerhold brings in-depth knowledge of one of the Company's acquired operations and the market in which it operates.

James E. Zimmer has served as a director of the Company since 2014. Mr. Zimmer has an MBA degree from Washington University. From 1992-2010, he held a variety of sales, marketing and executive positions throughout the agricultural industry with Monsanto Corporation. Mr. Zimmer is currently the owner of J. Zimmer Properties, a premier student housing provider and the co-founder of Bio-Enzyme, an agriculture business focused on innovative solutions for farmers (since 2010). Mr. Zimmer is also co-founder and partner of Moraine Farmland Partners (“MFP”). MFP invests in and operates farms in Illinois and Indiana. His experience and knowledge gained from these agriculture-related businesses will assist the Board of Directors in the communities it serves and various areas of its oversight.

The Nominating & Governance committee identified areas of skill, experience and knowledge important for the Company's long-term success. The following matrix details the background of the members of the Board of Directors in the key areas identified.

Knowledge, Skills & Experience	Adams	Cook	Dively	Horn	Marcus	McCurry	Palmby	Westerhold	Zimmer	Total #
Financial Services / Banking	*	*	*			*	*	*	*	7
Accounting, Finance, Tax	*	*	*	*		*	*	*		7
Executive Leadership	*		*	*	*	*	*	*	*	8
Strategic Planning, Business Development, Business Operations	*	*	*	*	*	*	*	*	*	9
Mergers & Acquisitions		*	*			*	*	*	*	6
Risk Management	*	*	*			*	*	*		6
Corporate Governance	*	*	*			*	*	*		6
Regulatory & Legal	*	*	*			*	*	*	*	7
Human Capital Management	*		*	*	*	*	*		*	7
Consumer, Marketing, Digital			*						*	2
Community Relations	*		*	*	*	*			*	6
Information Security, Cybersecurity, Technology			*	*	*			*		4
Agriculture		*		*			*	*	*	5
Entrepreneur	*	*		*			*	*	*	6
Real Estate			*	*	*	*	*	*	*	7

Board Tenure	Adams	Cook	Dively	Horn	Marcus	McCurry	Palmby	Westerhold	Zimmer	Total #
Years	13	11	21	5	3	4	1	8	11	77

DIRECTOR INDEPENDENCE

The Board of Directors has determined that, except for Mr. Dively, each of the members of the Board of Directors is "independent" in accordance with the independence standards of the NASDAQ Stock Market LLC ("NASDAQ"). The Board of Directors has established an Audit, Compensation, Risk and Nominating & Governance committees. The Board of Directors has concluded all members of the Audit, Compensation, Risk and Nominating & Governance committees, currently and during 2024, satisfied the independence, experience and other membership requirements of NASDAQ, as required by the charters of their respective committees. The Board of Directors has also created other company-wide management committees composed of officers of the Company and its subsidiaries.

COMMITTEES AND COMMITTEE CHARTERS

The Board of Directors has standing Audit, Compensation, Risk and Nominating & Governance Committees. The Board has adopted written charters for each committee. All of the Company’s independent directors serve on the Audit Compensation and Nominating & Governance Committees. All of the Company's directors serve on the Risk Committee.

Audit Committee. The members of the audit committee of the Company during the fiscal year ended December 31, 2024 were, and on the date of this proxy statement are, Messrs. Horn, Cook, McCurry, Palmby, and Zimmer, Ms. Adams, Ms. Marcus and Ms. Westerhold. The audit committee met seven times in 2024. The audit committee assists the Board of Directors with the review of the Company’s financial statements and the Company’s compliance with applicable legal and regulatory requirements. Additionally, the audit committee appoints, and is directly responsible for the oversight of, the independent auditor, pre-approves all services performed for the Company by the independent auditor and oversees the Company’s internal audit function. The audit committee may also retain independent legal, accounting, or other advisors as it may deem necessary in order to carry out its duties.

The Securities and Exchange Commission requires that Boards of Directors disclose whether any audit committee member qualifies as an “audit committee financial expert” as defined under SEC guidelines. The Board of Directors determined that Mary J. Westerhold is an audit committee financial expert. Accordingly, Ms. Westerhold is each presumed to qualify as a financially sophisticated audit committee member under the rules of NASDAQ.

The audit committee acts pursuant to a written charter that was reviewed and reassessed for adequacy and reaffirmed by the Board of Directors on January 23, 2024. A copy of the audit committee charter may be found on the Company’s website at www.firstmid.com. The audit committee will continue to review and reassess the charter from time to time but not less than annually.

Compensation Committee. The members of the compensation committee of the Company during the fiscal year ended December 31, 2024 were, and on the date of this proxy statement are, Messrs. Horn, Cook, McCurry, Palmby, and Zimmer, Ms. Adams, Ms. Marcus and Ms. Westerhold. The compensation committee met three times in 2024. The compensation committee reports to the Board of Directors and has responsibility for all matters related to compensation of executive officers of the Company, including reviewing and approving base salaries and annual bonuses, conducting a review of executive officers’ salary, incentive compensation, retirement benefits and fringe benefits compared to other financial services companies in the region, and using its best judgment in determining that total executive compensation reflects the Company’s mission, strategy and performance.

The compensation committee acts pursuant to a written charter that was reviewed and reassessed for adequacy and reaffirmed by the Board of Directors on January 23, 2024. A copy of the compensation committee charter may be found on the Company’s website at www.firstmid.com. The compensation committee will review and reassess the charter from time to time but not less than annually.

Additionally, the Board of Directors, or if the Board of Directors so delegates, a sub-committee of the compensation committee, has responsibility for administering the stock incentive plans of the Company and approves grants based on the compensation committee's recommendation. For information about the role of the compensation committee with respect to executive compensation, see the “Compensation Discussion and Analysis” section of this proxy statement.

Nominating & Governance Committee. The members of the NGC during the fiscal year ended December 31, 2024 were, and on the date of this proxy statement are, Messrs. Horn, Cook, McCurry, Palmby. and Zimmer, Ms. Adams, Ms. Marcus and Ms. Westerhold. The NGC committee met one time in 2024. The NGC Charter covers a wide range of topics including: Board composition; selection, tenure, evaluation and retirement of Board members; Board leadership; onboarding of new members and overseeing continuing education programs for board members. The NGC is responsible for annually reviewing the Company’s organizational documents, governance guidelines, and governance related policies and procedures. The NGC oversees the review of the Boards’ performance and each committees’ performance. The NGC is also responsible for reviewing the Company’s corporate sustainability initiatives and strategy. The NGC may also retain independent legal, accounting, or other advisors as it deems necessary in order to carry out its duties.

The NGC acts pursuant to a written charter that was reviewed and reassessed for adequacy and reaffirmed by the Board of Directors on January 23, 2024. A copy of the NGC charter may be found on the Company’s website at www.firstmid.com. The NGC will continue to review and reassess the charter from time to time, but not less than annually.

Risk Committee. In June 2023, the Board of Directors formed the risk committee upon recommendation of the NGC. The members of the risk committee during the fiscal year ended December 31, 2024 were, and on the date of this proxy statement are, Messrs. Dively, James, Horn, Cook, McCurry, Palmby, and Zimmer, Ms. Adams, Ms. Marcus and Ms. Westerhold. The risk committee met four times in 2024.

The primary purpose of the risk committee is to assist the Board of Directors in fulfilling its oversight responsibilities with respect to the risk management. The risk committee is responsible for the comprehensive oversight of the types and levels of risk being incurred by the Company and the effectiveness of the methods used to identify, monitor, manage, and report those risks. The responsibilities of the risk committee are to review the Company’s Risk Appetite Statement and Risk Tolerances, evaluate the Company’s risk priorities, and to monitor and evaluate the Company’s risk profile as determined by management.

The risk committee acts pursuant to a written charter that was reviewed and reassessed for adequacy and reaffirmed by the Board of Directors on January 23, 2024. A copy of the risk charter may be found on the Company’s website at www.firstmid.com. The risk committee will continue to review and reassess the charter from time to time, but not less than annually.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During 2024, Messrs. Horn, Cook, McCurry, Palmby and Zimmer and Ms. Adams, Ms. Marcus and Ms. Westerhold served on the compensation committee. No member of the compensation committee was, during 2024, an officer or employee of the Company, was formerly an officer of the Company or had any relationship requiring disclosure by the Company as a related party transaction under Item 404 of Regulation S-K. During 2023, none of the Company’s executive officers served on the board of directors or the compensation committee of any other entity.

BOARD DIVERSITY

The Board of Directors seeks to be composed of a group of persons with a variety of experience, qualifications, attributes, skills and diversity that enable it to meet the governance needs of the Company. The Company has adopted a diversity policy which seeks a potential pool of director and executive officer candidates that include individuals who reflect diverse backgrounds, including diversity of gender, race, ethnic background and professional experience. The table below illustrates self-reported diversity characteristics for the individuals currently serving on the Company’s Board of Directors.

Board Diversity Matrix
Board Size:
Total Number of Directors	9
Gender:	Male	Female	Non-Binary	Gender Undisclosed
	6	3	—	—
Number of directors who identify in any of the categories below:
African American or Black	—	1	—	—
Alaskan Native or American Indian	—	—	—	—
Asian	—	—	—	—
Hispanic or Latinx	—	—	—	—
Native Hawaiian or Pacific Islander	—	—	—	—
White	6	2	—	—
Two or more races or ethnicities	—	—	—	—
LGBTQ+	—
Undisclosed	—

BOARD INVOLVEMENT IN THE RISK MANAGEMENT PROCESS

The Board of Directors oversees the risk management of the Company through its committees, management committees and the Chief Executive Officer. The Board of Directors’ risk committee is responsible for the comprehensive oversight of the types and levels of risk being incurred by the Company and the effectiveness of the methods used to identify, monitor, manage, and report those risks. The responsibilities of the Risk Committee are to review the Company’s Risk Appetite Statement and Risk Tolerances, evaluate the Company’s risk priorities, and to monitor and evaluate the Company’s risk profile as determined by management. The Board of Directors' audit committee monitors risks related to (1) the effectiveness of the Company’s disclosure controls and internal controls over financial reporting, (2) the integrity of its Consolidated Financial Statements, (3)

compliance with laws and regulations, (4) risks and exposures relating to financial reporting, particularly disclosure and SEC reporting, (5) internal and independent auditors and (6) tax, investment, credit and liquidity matters. In addition, the audit committee oversees the internal audit function and communicates with the independent registered public accountant. The compensation committee is also involved in risk management through its review of risks in the Company’s compensation policies and practices for employees. The Board of Directors' recognition of the importance of risk management oversight and their role in representing the interests of stockholders is enhanced as a result of the Board of Directors members’ collective beneficial ownership of approximately 4.3% of the outstanding shares of Common Stock of the Company.

At its monthly meetings, the Board of Directors receives the minutes from each of the Company's management committee meetings, as well as various reports from executive management, including the senior Risk Management officer. The Board of Directors reviews and discusses these reports with each of the executive managers. The Board of Directors reviews the status of all classified assets and trends in loan delinquency and reviews the allowance for loan losses each quarter. The senior loan committee approves all loan underwriting decisions in excess of $10 million and up to $30 million. The Board of Directors approves all underwriting decisions in excess of $30 million.

The Board of Directors also reviews the policies and practices of the Company on a regular basis. In addition, the Board of Directors reviews corporate strategies and objectives, evaluates business performance and reviews the annual business plan.

CODE OF CONDUCT

The Company has adopted a code of conduct for directors, officers, and employees of the Company. This code of conduct is posted on the Company’s website at www.firstmid.com. The code of conduct sets forth guiding principles by which the Company and its directors, officers and employees conduct business with the Company’s stockholders and customers.

COMMUNICATIONS WITH DIRECTORS

Any stockholder or other interested person may communicate with the Board of Directors or any individual director by sending written correspondence addressed to the Board of Directors or such individual director in care of the Secretary of the Company at First Mid Bancshares, Inc., 1421 Charleston Avenue, P.O. Box 499, Mattoon, Illinois 61938. The Secretary or the designee thereof will forward such correspondence to the Board of Directors or the relevant director.

STOCK OWNERSHIP GUIDELINES

The Company encourages its non-employee directors to own stock in the Company valued at a minimum of $100,000. While this is not a requirement, all of the Company’s nine directors currently meet this threshold. In calculating directors’ share ownership, the Company includes shares owned in the Company’s deferred compensation plan.

The Company has also implemented stock ownership and retention guidelines for its executive officers within the Company’s 2017 Stock Incentive Plan. Executive officer are permitted to meet the ownership guidelines over time and are restricted from divesting shares until the requisite ownership level is met.

Title	Ownership Requirement
CEO	12,500
SEVP	7,500
EVP	5,000
SVP	2,500

SUSTAINABILITY, HUMAN CAPITAL, AND SOCIAL AND ENVIRONMENTAL RESPONSIBILITY

The Company believes that operating a sustainable business is a multi-faceted undertaking. It is important for the Company to incorporate sustainable practices into our strategy and operations to create long-term shareholder value. The Company’s employees are integral to its long-term success. Accordingly, the Company invests in its employees by offering competitive compensation and benefits, career development and advancement opportunities, and an equitable and inclusive culture. The Company is committed to strengthening the communities it serves through commitment to the community initiatives, which include employee volunteerism, charitable contributions and overall community development. The Company knows that environmental considerations are critically important, and we actively encourage customers to utilize our environmentally friendly solutions and support customers that pursue environmentally responsible ventures. These considerations are discussed in greater detail below. The Company’s corporate governance practices (discussed above) are another key component of sustainability.

HUMAN CAPITAL

A strategic priority of the Company is to be an empowering employer that provides a work environment that attracts, develops, and retains top talent. The Company’s culture is derived from its core values: integrity, motivation, professionalism, accountability, commitment, and teamwork. These values are the framework for providing employees an engaging work experience that allows for career fulfillment and growth.

Diversity and Inclusion. The Company’s commitment to diversity and inclusion starts with its Board of Directors, which oversees the culture and holds management accountable to build and maintain a diverse and inclusive environment. The Company’s Diversity and Inclusion Policy guides the Company’s efforts in developing and maintaining an inclusive work environment where every employee is treated with dignity and respect and ensures that employees can devote their full attention to performing their jobs to the best of their ability. The Company requires all employees to complete annual workplace harassment, disability, and diversity education and training.

Talent Engagement. The Company partnered with a trusted industry leader over the last seven years to conduct its annual employee engagement survey. Employee participation in the engagement survey was 96% for 2024. The high level of participation in our survey provides the Company confidence that the results are meaningful and that the areas identified as needing improvement are genuine. The ability to target areas for improvement has resulted in our overall engagement score increasing each year.

The Company’s CEO has an annual award called the Chairman’s Award for Excellence which allows employees to nominate peers who have gone above and beyond. This award recognizes individuals in the organization who have consistently performed above expectations or achieved extraordinary results while exemplifying the Company’s core values.

The CEO hosts an all employee call each quarter to share Company information and ongoing initiatives with Company employees. In addition to sharing important updates, employees are encouraged to submit questions in advance or during the call to be answered by management. Finally, a tradition of the quarterly call is to recognize the Company’s top performers, both at work and in the communities we serve.

Talent Development. The Company invests significant resources to support the personal and professional development of its employees. The Company has implemented a number of programs to develop its employees, including tuition reimbursement, annual regulatory training, job shadowing, leadership development training, and a mentor program. The Company focuses on development programs with activities needed to prepare the employee for the next level, which is important for the Company’s succession planning strategy.

Total Rewards. The Company is committed to offering a competitive total rewards package which meets the needs of its employees and attracts top talent. The Company continued to invest in its workforce during 2024 by and again readjusted job grade and pay ranges to better align positions with current market trends. Each position within the Company is placed in a job grade based on the necessary skill and experience needed to succeed in the position. Management provided complete transparency to team members by publishing each job grade and pay grade through a job value matrix.

The Company offers a wide array of benefits for its employees including:

•
Medical, Dental, and Vision Insurance Plans
•
Flexible Spending Accounts
•
Health Savings Accounts with a Company Matching Contribution
•
Company provided Life Insurance
•
Company provided Long Term Disability
•
Company provided Premier Checking Account
•
401(k) Plan including a Company Match
•
Profit Sharing Contribution
•
Employee Stock Purchase Plan with an Employee Discount
•
Voluntary Ancillary Insurance Plans
•
Paid Time Off (Vacation, Volunteer, Sick and Personal Time)

•
Maternity/Paternity Paid Leave
•
Tuition Reimbursement
•
Computer Purchase Program
•
Dress Professional Program
•
Service Anniversary/Retirement Recognition & Award
•
Chairman’s Award – Top Peer Recognition
•
Volunteer Time Recognition
•
Volunteer Time Off
•
Company Apparel – Company Paid 50%
•
Opportunity for Bonus and Stock awards
•
Employee Referral Program

SOCIAL RESPONSIBILITY

Giving back to the communities we serve throughout the Company’s 160-year history has always been an important part of our culture as a community bank. Like the Company’s commitment to its employees, the Company’s commitment to the community is a strategic priority. The Company recognizes that its sustainability is tied to the sustainability of the communities it serves. The Company’s Commitment to Community program promotes employee volunteerism, charitable contributions and overall community development.

Commitment by Employees. In 2024, the Company’s employees volunteered 22,321 hours to community organizations. The Company recognizes our top volunteers by making donations to the charities in the name of the employee. The Company also encourages employees to serve in leadership roles in these organizations as part of their professional development. The Company conducts an annual United Way fundraiser where it matches its employees’ contributions 100%. Employee participation is encouraged by providing additional vacation time if 55% of the Company’s workforce participates. In 2024, over 41% of the Company’s workforce contributed to its annual United Way campaign which resulted in a total contribution to the United Way of over $167,000.

Community Development. The Company created the role of Corporate Community Development Officer in 2021 and filled the position at a Senior Vice President level. The Corporate Community Development Officer oversees the Company’s community development and Community Reinvestment Act (“CRA”) initiatives. The Corporate Community Development Officer represents the Company in community and economic development activities and serves as an expert resource for Company employees on community development service, lending, and investment programs. The Corporate Community Development Officer is responsible for expanding outreach relationships with community organizations, including affordable housing, economic development, community agencies, and other not-for profit partners of the Company. The Company maintains a Community Development Committee comprised of internal leadership from each of the Company’s market areas and, in 2022, created a Community Advisory Board comprised of external community leaders to help identify community development opportunities and needs. These additions to our Commitment to Community program help ensure that the Company’s resources are allocated appropriately throughout the Company’s footprint.

Products and Services. The Company meets the needs of the communities within its footprint through its products and services. The Company continues to monitor its products and services to ensure that the needs of the community are being met and in 2022 created innovative products to address community needs including a home improvement loan product with flexible underwriting criteria and a small business loan subsidy product to assist small businesses in obtaining capital. The Company has been recognized multiple times as the Central/Southern Illinois Community Lender of the Year by the U.S. Small Business Administration. The Company’s commitment to small businesses provides a positive impact on the economy and quality of lives in our communities. The Company has over $812 million in existing commitments to its small business customers. On the deposit side, the Company offers a BankOn certified account for those customers who do not otherwise qualify for a regular checking account. The Company also offers its deposit customers the opportunity for a 4-month interest free loan on any account 30 days overdrawn.

ENVIRONMENTAL RESPONSIBILITY

The Company and our customers continued to expand the use of digital solutions in 2024, including through increased adoption of e-Statements, remote deposit capture, bill pay, person to person payments (P2P) and other mobile and online banking services, as well as expanded use of digital signatures and online account opening processes. The Company utilizes ongoing marketing campaigns to encourage customers to take advantage of these environmentally responsible options.

The Company supports environmental awareness and sustainability by encouraging and empowering recycling, responsible waste management practices and energy conservation throughout the organization. The Company has an Energy Management Plan designed to identify capital improvement opportunities aimed at energy reduction and identifying means of conserving the energy the Company uses. The Company is converting its branches from incandescent lighting to LED lighting, utilizing interior motion timers, and installing programmable thermostats with temperature setbacks. The implementation of our Energy Management Plan will identify additional methods for the Company to reduce our carbon footprint in all aspects of the Company’s operations.

DELINQUENT SECTION 16(a) REPORTS

Section 16(a) of the Exchange Act requires the Company's officers and directors, and beneficial owners of more than 10% of the Company's stock, if any, to file reports of ownership and changes in ownership on Forms 3,4, and 5 with the Securities and Exchange Commission, and to furnish copies of these forms to the Company. To the Company's knowledge, based solely upon a review of copies of Securities and Exchange Commission Forms 3, 4, and 5 and upon related written representations furnished to the Company with respect to the fiscal year ended December 31, 2023, the Company believes that all of the Company's officers and directors filed on a timely basis all reports required by Section 16(a) of the Exchange Act during the fiscal year ended December 31, 2024 except a late report on Form 4 was filed by director Zimmer regarding shares acquired in an IRA and a late report on Form 4 that was filed by an executive officer, who was not a named executive officer, on shares donated to a hospital.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The audit committee reviewed and discussed with management the Company's audited financial statements as of and for the fiscal year ended December 31, 2024. The audit committee also discussed with the independent auditors, Forvis Mazars, LLP, the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board ("PCAOB") and the Commission. The audit committee received the written disclosures and the letter from Forvis Mazars, LLP required by applicable requirements of the PCAOB regarding Forvis Mazars, LLP’s communications with the audit committee concerning independence, and discussed with Forvis Mazars, LLP the independence of that firm.

Based on the review and discussion referred to above, the audit committee recommended to the Board of Directors that the audited financial statements referred to above be included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2024. This audit committee report is submitted by the audit committee of the Board of Directors:

Mary J. Westerhold, Chairman	Zachary I. Horn
Holly B. Adams	Gisele A. Marcus
Robert S. Cook	J. Kyle McCurry
Paul L. Palmby	James E. Zimmer

FEES OF INDEPENDENT AUDITORS

Audit Fees. The aggregate fees billed for professional services rendered by Forvis Mazars, LLP for the audit of the Company's annual financial statements for the fiscal years ended December 31, 2024 and 2023, the audit of the Company’s internal control over financial reporting as of December 31, 2024 and 2023, and the review of the financial statements included in the Company's Quarterly Reports on Form 10-Q for 2024 and 2023 were $394,000 and $269,500, respectively.

Audit-Related Fees. The aggregate fees billed for professional services rendered by Forvis Mazars, LLP for audit-related services for the fiscal years ended December 31, 2024 and 2023 (namely employee benefit plan audits) were $27,123 and $22,775, respectively.

All Other Fees. The aggregate fees billed for other professional services rendered by Forvis Mazars, LLP for the fiscal years ended December 31, 2024 and 2023 (namely consents and other special audit procedures required following the Company's acquisitions) were $36,680 and $37,000, respectively.

The audit committee pre-approves all auditing services and permitted non-audit services provided by the independent auditors. These services may include audit services, audit-related services, and other services. The audit committee preapproved all services performed by the independent auditors in 2024.

INDEPENDENT PUBLIC ACCOUNTANTS

Forvis Mazars, LLP acted as independent certified public accountants of the Company and its subsidiaries for the fiscal year ending December 31, 2024. Forvis Mazars, LLP has served as the Company's independent certified public accountant since July 26, 2005.

A representative from Forvis Mazars, LLP is expected to be present at the annual meeting, will have the opportunity to make a statement and will be available to respond to appropriate questions. The Company has not yet appointed its independent auditors for the fiscal year ending December 31, 2025. The Company expects to appoint its independent auditors for 2025 at its March meeting of the Board of Directors.

COMPENSATION COMMITTEE REPORT

The compensation committee has reviewed and discussed with the Company’s management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K and, based on such review and discussion, the compensation committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

This compensation committee report is submitted by the compensation committee of the Board of Directors:

James E. Zimmer, Chairman	Zachary I. Horn
Holly B. Adams	Gisele A. Marcus
Robert S. Cook	J. Kyle McCurry
Paul L. Palmby	Mary J. Westerhold

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis explains the objectives and philosophy underlying the Company’s executive compensation program and the material elements of the compensation paid to the Company’s executive officers, including the executive officers named in the Summary Compensation Table of this proxy statement (the “named executive officers”). The named executive officers for 2024 were:

Joseph R. Dively:	Chairman, President & Chief Executive Officer
Matthew K. Smith:	Executive Vice President & Chief Financial Officer
Michael L. Taylor:	Senior Executive Vice President & Chief Operating Officer
Eric S. McRae:	Executive Vice President & Chief Lending Officer
Bradley L. Beesley:	Executive Vice President & Chief Wealth Management Officer

Executive Compensation Objectives

It is the policy of the Company to compensate its executives in a manner that is equitable and competitive based on their responsibilities, performance and market conditions. The Company’s compensation objectives with respect to its named executive officers are to:

•
Provide incentive to maximize stockholder value by aligning the executives’ interests with those of the stockholders.
•
Enable the Company to attract and retain the best available executive talent.
•
Reward individual performance and contributions to the Company.

Setting Executive Compensation

The compensation committee attempts to meet these objectives by providing a mix of key compensation elements that include base salary, annual cash incentives and equity-based compensation. In setting aggregate compensation for each of the named executive officers, the compensation committee first establishes appropriate levels of base salary for the executives, and then establishes the opportunity for the executives to earn additional compensation through annual cash incentives and longer-term equity compensation. The amount of such additional compensation varies with position and, in the case of annual and long-term incentives, is also conditioned on attainment of corporate or individual performance measures. The Company also provides retirement benefits, severance and change in control benefits, and a limited number of perquisites and other personal benefits in order to ensure a complete and competitive compensation plan.

The compensation committee uses the key elements of compensation to meet the objectives of its executive compensation program as follows:

Provide incentive to maximize stockholder value by aligning the executives’ interests with those of the stockholders. The compensation committee grants performance awards under its executive long-term incentive plan that consist of restricted stock awards and/or restricted stock units. The compensation committee also bases a significant portion of an executive’s cash incentive on attainment of certain corporate performance metrics, which encourages the executive to work to increase the Company’s profitability and in turn, its stock value.

The compensation committee believes that the components of the long-term incentive plan align key executive compensation with the Company’s performance goals. The long-term incentive plan generally includes goals which ensure that the executives are focused on sustainability of earnings and growth of the Company.

Enable the Company to attract and retain the best available talent. To achieve this objective, the compensation committee believes it must pay compensation that is competitive. As described below, the compensation committee reviews and monitors the compensation paid by companies that are comparable to the Company to ensure that compensation packages are competitive.

Reward individual performance and contributions to the Company. The compensation committee’s evaluation of the individual performance of each executive affects his or her compensation. Individual performance is an important factor in determining base salary, which in turn affects the amount of cash incentive compensation that can be earned and equity compensation that is granted. Individual performance is also a component of the cash incentive compensation and, when awarded, equity compensation.

The compensation committee makes all compensation decisions for the CEO and all other executive officers of the Company. The CEO annually reviews the performance of each executive officer (other than himself) and makes recommendations to the compensation committee. The compensation committee considers the CEO’s recommendations when making its final compensation decisions for all executives other than the CEO. Although the compensation committee has the discretion to make all final decisions, the recommendation of the CEO is an important factor. The compensation committee believes that its ability to exercise discretion in setting the elements of compensation for its executives provides flexibility to establish appropriate overall compensation levels and achieve the Company’s objectives.

Key Elements of Compensation

Each year the compensation committee reviews compensation data of the most highly paid executives of other comparable banking institutions. In 2023, the compensation committee retained the services of Blanchard Consulting to conduct a compensation review for executive management relative to competitive compensation, cash and equity incentives, and executive benefits. In 2024, the previous year review was used with an assumed annual increase. The review compared compensation to a peer group of publicly traded bank holding companies in non-urban areas in the Midwest of similar size to the Company.

In addition to the third-party analysis, the compensation committee reviewed benchmarking of executive pay based on the Company’s established peer group. This peer group includes 26 publicly traded financial companies with similar asset sizes that provide banking related services in market areas comparable to the Company:

Enterprise Financial Services Corporation (EFSC)	Pathward Financial, Inc. (CASH)
Equity Bancshares, Inc. (EQBK)	First Busey Corporation (BUSE)
1st Source Corporation (SRCE)	Byline Bancorp, Inc. (BY)
Lakeland Financial Corporation (LKFN)	Park National Corporation (PRK)
Nicolet Bankshares, Inc. (NIC)	Stock Yards Bancorp, Inc. (SYBT)
Peoples Bancorp, Inc. (PEBO)	QCR Holdings, Inc. (QCRH)
Midland States Bancorp, Inc. (MSBI)	Old Second Bancorp, Inc. (OSBC)
CrossFirst Bankshares, Inc. (CFB)	Great Southern Bancorp, Inc. (GSBC)
Community Trust Bancorp, Inc. (CTBI)	Farmers National Banc Corp. (FMNB)
Mercantile Bank Corporation (MBWM)	German American Bancorp, Inc. (GABC)
Horizon Bancorp (HBNC)	Independent Bank Corporation (IBCP)
Northwest Bancshares, Inc. (NWBI)	Premier Financial Corp. (PFC)
Republic Bancorp, Inc. (RBCA.A)	Midwest One Financial Group, Inc. (MOFG)

Because these institutions frequently recruit individuals for senior executive positions requiring similar skills and backgrounds to the individuals recruited by the Company, the compensation committee uses this information as a general guide in establishing the base salaries, cash incentives and equity compensation of the named executive officers.

The compensation committee generally aligns compensation components with those used by the peer institutions and attempts to maintain a comparable level of total compensation (i.e., salary, annual cash incentives and equity compensation). However, the compensation committee does not rely solely on this information. In addition, the compensation committee considers each executive’s current salary, his or her individual performance, the financial performance of the Company, the anticipated difficulty of replacing the executive with a person of comparable experience and skill and the recommendation of the CEO.

Total compensation for the named executive officers was initially targeted at the 25th to 50th percentile for similar executive positions. In addition to the factors noted above, the compensation committee considered the level of the executive's accomplishment of individual goals for the prior year, the number of individuals the executive supervises, the level of duties and responsibilities assumed by the executive and the strategic implications of the decisions the executive is required to make.

Base Salary

Executives are paid an annual salary. The compensation committee reviews salaries annually in the beginning of each year. Based on the guidelines and factors described above, the compensation committee, in early 2024, concluded that adjustments to base salaries for the named executive officers were necessary, in order to keep their compensation competitive. In addition to the factors noted above, the compensation committee considered the level of the executive's accomplishment of individual goals for the prior year, the level of duties and responsibilities, and the strategic implications of the decisions the executive is required to make.

The compensation committee established the 2024 base salary for the named executive officers as follows (salary increases were effective as of February 5, 2024):

Executive	2024 Salary Rate	$ Increase from 2023 Salary Rate
Mr. Dively	$543,400	$23,400
Mr. Smith	$320,012	$40,012
Mr. Taylor	$351,900	$11,900
Mr. McRae	$298,700	$8,700
Mr. Beesley	$214,157	$8,237

The actual salaries paid to the named executive officers in 2024 are set forth in the “Salary” column of the Summary Compensation Table of this proxy statement.

Annual Cash Incentives

The named executive officers are eligible to participate in the Company’s Incentive Compensation Plan (the "Plan”), which is designed to reward executives in increasing Company profitability which creates stockholder value.

Since successful execution of the Company’s strategic plan requires that members of the executive management team work closely together and because senior management has the potential greatest influence on Company profitability, the compensation committee determined that incentive opportunity for 2024 would be as follows: The incentive opportunity for all named executive officers, except Mr. McRae, would continue to be based 70% on the Company’s net income (adjusted as determined by the Compensation Committee for non-budgeted and non-recurring expenses), and for Messrs. Dively, Smith, and Taylor, 10% on the Company’s asset quality (adversely classified loans and repossessed assets as a percent of total loans), based on the premise that asset quality has a strong correlation to future loan losses and therefore, future profitability, while net income represents current profitability. In addition, for 2024, performance metrics tied to efficiency and lines of business were also continued metrics for Messrs. Dively, Smith and Taylor, because the compensation committee determined that improving overall efficiency and building a relationship driven culture that includes all business line products and services represents better alignment to the strategic plan and goals of the Company and represents better measures of stockholder value. For Mr. Beesley, 30% of his cash incentive opportunity continued to be based on the profitability of Wealth Management. For Mr. McRae, 60% of his cash incentive opportunity was based on the Company’s net income, 20% on the Company’s asset quality and 20% was based on loan growth.

The target cash incentive opportunity for each named executive officer established for 2024 was based on a percentage of the executive's salary rate in effect beginning February 5, 2024. The target opportunity and allocation among the performance goals was as follows:

Executive	% of Salary Payable as Cash Incentive	% of Cash Incentive Tied to Net Income	% of Cash Incentive Tied to Asset Quality	% of Cash Incentive Tied to Efficiency	% of Cash Incentive Tied to Lines of Business	% of Cash Incentive Tied to Loan Growth	% of Cash Incentive Tied to WM Profitability
Mr. Dively	75%	70%	10%	10%	10%
Mr. Smith	40%	70%	10%	10%	10%
Mr. Taylor	40%	70%	10%	10%	10%
Mr. McRae	40%	60%	20%			20%
Mr. Beesley	30%	70%					30%

At the same time, the compensation committee established the criteria for measurement of these goals. The net income target, efficiency target, the lines of business target, and loan growth target were determined using the current year budgeted amounts. The asset quality target was determined based on a percentage of the current balance of total loans outstanding at December 31, 2024. The Wealth Management profitability target was determined using budgeted profitability for 2024.

Using the metrics above as a base line, the compensation committee determined the following 2024 goal criteria:

	Net Income	Asset Quality	Efficiency	Lines of Business	Loan Growth	WM Profitability
Threshold (1):	$71.1 million	1.40%	67.3%	$10.8 million	2.0%	$5.4 million
Target (2):	$79.0 million	1.10%	60.6%	$12.0 million	4.0%	$6.0 million
Maximum (3):		0.90%

(1)
Amounts for threshold were determined as 90% of current year budgeted net income, adversely classified assets of 1.40% of current year loan balance, efficiency ratio of 67.30%, combined lines of business of 90% of 2024 budget for FMIG and WM, and 90% of 2024 WM budget.

(2)
Amounts for target were determined as 100% of current year budgeted net income, adversely classified assets of 1.10% of current year loan balance, efficiency ratio of 60.60%, combined lines of business of 100% of 2024 budget for FMIG and WM and 100% of 2024 WM budget.

(3)
Amount for maximum was determined as adversely classified assets of 0.90% of current year loan balance. There was no maximum for the other goal categories.

The efficiency ratio is a non-GAAP measure calculated in the same manner as disclosed in the Company’s quarterly earnings reports. Noninterest expense is adjusted for other real estate owned income or expense, amortization of intangibles, and nonrecurring and integration related expenses. Net interest income is adjusted to reflect tax exempt income and noninterest income is adjusted for gains or losses on securities sales.

During 2024, the compensation committee established the percent of the target cash incentive opportunity that would be earned at each performance level as:

Performance Level	Mr. Dively	Messrs. Smith, Taylor and McRae	Mr. Beesley
Threshold:	37.5%	20.8%	15.6%
Target:	75.0%	40.0%	30.0%

Tables were established to determine payout for net income achievement between threshold and target, and for achievement that exceeds target. Similar tables were established for corporate asset quality, efficiency, lines of business and wealth management net income with increases and decreases to the opportunity of the CEO and other named executive officers being the same.

Operations for 2024 resulted in adjusted net income of $82.0 million which exceeded the target level. Adjusted net income was adjusted for acquisition and integration expenses and the impact of a tax law change. The asset quality metric achieved the maximum payout at 0.90%. Efficiency was 60.3% which was slightly better than the target level. Net income for the combined lines of business was $11.4 million which was below the target level and Wealth Management profitability for 2024 was $6.1 million, as adjusted, which was above the target level. The cash incentive awards paid were based on performance achievement as follows:

Mr. Dively	% of Incentive	% of target attainment	% of opportunity earned
Net Income	70%	103.8%	78.3%
Asset Quality	10%	122%	23.8%
Efficiency	10%	101%	8.0%
Lines of Business	10%	95%	5.6%
			115.7%

Messrs. Smith and Taylor	% of Incentive	% of target attainment	% of opportunity earned
Net Income	70%	103.8%	44.8%
Asset Quality	10%	122%	14.6%
Efficiency	10%	101%	4.3%
Lines of Business	10%	95%	3.0%
			66.7%

Mr. McRae	% of Incentive	% of target attainment	% of opportunity earned
Net Income	60%	103.8%	38.4%
Loan Growth	20%	—%	—%
Asset Quality	20%	100%	20.0%
			58.4%

Mr. Beesley	% of Incentive	% of target attainment	% of opportunity earned
Net Income	70%	103.8%	33.6%
WM Budget NI	30%	101%	10.4%
			44.0%

Based on the above levels of attainment, the following bonuses were paid for 2024:

Executive	Cash Incentive
Mr. Dively	$628,659
Mr. Smith	213,512
Mr. Taylor	234,788
Mr. McRae	174,441
Mr. Beesley	94,315

Mr. Beesley maintains ongoing responsibilities for managing a portfolio of brokerage customers that includes providing investment advice and completing investment trades. Pursuant to the terms of his employment agreement, and consistent with standard practice in the brokerage industry, Mr. Beesley is entitled to 30% of net revenues he generates on his individual book of business through First Mid's broker/dealer. Accordingly, the compensation committee approved an additional annual cash incentive for Mr. Beesley for 2024 of $369,621, for a total of $463,936.

Equity Compensation

The compensation committee grants long-term equity compensation to motivate executives to increase stockholder value over the long term and more closely link the financial interests of the Company’s executives with those of its stockholders.

Since 2011, the compensation committee has made awards pursuant to the Executive Long-Term Incentive Program (LTIP), which provides a framework for granting awards of restricted stock and restricted stock units (RSUs) under the Company's Stock Incentive Plan. The compensation committee believes that the components of the LTIP more closely align key executive compensation with the Company’s performance goals than the stock options granted in prior years and ensures that the executives are focused on longer term sustainability of earnings and growth in the value of the Company. In January 2024 the compensation committee made grants of performance based RSUs to the named executive officers. The January 2024 awards were for a target number of units as follows:

	January 2024	January 2025
Executive	RSU Eligible Award	Actual Stock Granted from RSU Award
Mr. Dively	12,000	13,200
Mr. Smith	3,500	3,850
Mr. Taylor	3,500	3,850
Mr. McRae	3,500	3,850
Mr. Beesley	2,200	2,420

The RSU award was subject to a one-year performance period with a performance goal based on 2024 budgeted net income (the target was $79.0 million and the threshold was $71.1 million). If the goal is achieved above the threshold level, a prorated number of shares are attained up to a maximum of 110% of the eligible award. Calculation of the proration is completed in a similar manner as the annual cash incentive plan. Awards are then subject to a further three-year service-based vesting with 1/3 vesting on December 15, 2025, 2026 and 2027. Net income (as adjusted) for 2024 was $82.0 million, which resulted in the maximum number of shares being earned. There were no additional discretionary shares awarded to any named executive officer during 2024.

Retirement Plans

The Company sponsors various retirement plans that cover eligible employees, including the named executive officers. The Company believes that these benefits are a valuable incentive for attracting and retaining top executives.

401(k) Plan. The Company’s 401(k) plan is a tax-qualified retirement plan that covers all employees generally, including the named executive officers. An employee can elect to defer a percentage of his or her compensation on a pre-tax and/or post-tax basis, up to the Internal Revenue Code maximum and the Company contributes a matching contribution of up to 4% of the employee’s deferral contributions. The Company also provides a discretionary annual contribution up to 2% of each eligible employee’s compensation, whether or not the employee makes elective deferral contributions. (Amounts paid to the plan reflect the Internal Revenue Code’s limit on the amount of compensation that can be considered in determining contributions). The

Company’s contributions under the Plan on behalf of each named executive officer are included in the “All Other Compensation” column of the Summary Compensation Table of this proxy statement.

Deferred Compensation Plan. The Deferred Compensation Plan is a non-qualified retirement plan that covers selected employees, including the named executive officers. The plan provides higher paid employees with the opportunity to defer compensation in addition to compensation that can be deferred under the 401(k) Plan. For each calendar year, each executive can defer a portion of his or her salary and cash incentive opportunity. Participants have the ability to select from various investments, including common stock of the Company. The Company does not contribute to this plan. The Deferred Compensation Plan is described in greater detail in the “Non-Qualified Deferred Compensation” section of this proxy statement.

Employment Agreements

The Company has employment agreements with certain of its executives, including each named executive officer. The agreements, which are for one-year terms (subject to auto-renewal unless terminated during the year), provide for a minimum base salary which cannot be reduced, and a cash incentive opportunity. The agreements also provide for severance benefits upon certain terminations of employment. If the named executive officer’s employment is terminated by the Company without cause, he or she is entitled to continued payment of base salary for 12 months and continued health coverage for the severance period. If following a change in control of the Company, either the named executive officer’s employment is terminated by the Company without cause, or the named executive officer terminates his or her employment for good reason, the named executive officer is entitled to continued payment of base salary for 24 months (12 months for Mr. Beesley), a lump sum payment equal to the cash incentive paid for the prior year and continued health coverage for the severance period. The agreements contain restrictive covenants that prohibit the named executive officers from disclosing confidential information and from competing with the Company. The employment agreements are described in greater detail in the “Potential Payments Upon Termination or Change in Control of the Company” section of this proxy statement. The compensation committee believes these severance benefits reflect market levels of benefits when they were negotiated and represent fair and appropriate consideration for the executive’s agreement to the post-termination restrictive covenants. The Company believes that the protections afforded by the agreements are a valuable incentive for attracting and retaining top executives. The Company also believes that in the event of an extraordinary corporate transaction, the agreements could prove important to the Company’s ability to retain top management through the transaction process and to provide motivation to the executives to act in the best interests of the Company and its stockholders before, during and after the transaction.

Perquisites and Other Benefits

The Company provides limited perquisites and other benefits to its executives. During 2024, each named executive officer received a monthly auto allowance. The determination as to whether an auto allowance is appropriate for an executive is based on the amount of business travel undertaken by the executive and the relative cost involved. The Company paid for annual country club membership dues for all of the named executives (except Mr. Taylor) and all of the named executives received communication device allowances. These perquisites and other benefits are reported in the “All Other Compensation” column of the Summary Compensation Table of this proxy statement.

Incentive Compensation Recoupment Policies

In January 2015, the compensation committee adopted an Incentive Compensation Recoupment Policy. The Policy permits the Board to recoup from an executive cash or equity-based compensation granted on or after January 1, 2015 in the event that there is a restatement of the Company's financial statements or the executive engages in misconduct that results in a material loss or damage to the Company. Recoupment covers any incentive compensation (including annual cash bonuses and awards under LTIP) that is awarded or paid or vests within 36 months preceding the restatement or 36 months following the occurrence of misconduct. Misconduct includes an act of fraud, dishonesty or gross negligence, the material breach of a fiduciary duty, a knowing violation of a Company policy, or a violation of a confidentiality, non-solicitation or non-competition covenant.

In 2023, the Board adopted the Executive Officer Incentive Compensation Recovery Policy, intended to comply with the requirements of the Dodd-Frank Act Wall Street Reform and Consumer Protection Act and Nasdaq. The Recover Policy permits the Board to recoup certain incentive compensation from a current or former executive in the event of an accounting restatement (as defined in the Dodd-Frank and Nasdaq rules). Recoupment covers any incentive compensation that is based upon the attainment of a financial reporting measure that is granted to, or earned or vested by, a current or former executive during the three completed fiscal years preceding the date the Company is required to prepare an accounting restatement.

Pay Versus Performance

The following table shows the total compensation from the Summary Compensation Table to compensation actually paid ("CAP") for the CEO and the average CAP paid to the other non-CEO named executive officers ("NEOs") during 2024. This table also includes, for comparative purposes, the Company's total shareholder return ("TSR"), peer group TSR, and the Company's net income and asset quality ratio.

					Value of Initial Fixed $100 Investment Based On:
Year	Summary Compensation Table Total for CEO	Compensation Actually Paid to CEO (1)	Average Summary Compensation Table Total For Non-CEO NEOs	Average Compensation Actually Paid to Non-CEO NEOs (2)	Total Shareholder Return	Peer Group Total Shareholder Return	Net Income	Asset Quality Ratio
2024	$1,604,008	$1,788,476	$705,801	$751,171	$119.19	$122.10	$78,898,000	0.90%
2023	$1,184,106	$1,177,603	$554,241	$554,737	$109.25	$100.08	$68,935,000	0.90%
2022	$1,552,237	$1,304,801	$671,237	$611,320	$97.90	$98.03	$72,952,000	0.90%
2021	$1,689,377	$1,975,540	$778,455	$859,394	$127.49	$113.59	$51,490,000	1.30%
2020	$1,011,661	$1,002,217	$489,992	$488,144	$98.21	$85.98	$45,270,000	2.09%

(1) The CEO, included in all years above, is Mr. Dively. To calculate the CEO CAP, the table below reflects the amounts deducted from and added to Summary Compensation Table total compensation. Since the Company did not report a change in pension value for the CEO for any years reflected in the Summary Compensation Table, a deduction for pension value is not needed. There were no awards that failed to meet the applicable vesting conditions or that were forfeited during 2024.

	Summary Compensation Table		Current Year Stock Awards		Prior Stock Awards
Year	Total Compensation	Stock Awards	Year End Fair Value of Awards Outstanding & Unvested	Vest Date Fair Value of Awards Granted & Vested in Current Year	Change in Fair Value of Awards Outstanding & Unvested	Change in Fair Value of Awards Vested in Current Year	Total Dividends Paid on Vested Awards	Compensation Actually Paid (CAP)
2024	$1,604,008	($402,000)	$486,024	$0	$16,222	$58,841	$25,381	$1,788,476
2023	$1,184,106	($287,456)	$210,248	$0	$26,832	$22,274	$21,599	$1,177,603
2022	$1,552,237	($427,960)	$333,632	$0	($92,834)	($76,529)	$16,256	$1,304,801
2021	$1,689,377	($357,136)	$445,016	$0	$142,437	$43,368	$12,478	$1,975,540
2020	$1,011,661	($179,192)	$175,032	$0	($8,270)	($5,940)	$8,926	$1,002,217

(2) The Non-CEO NEOs, included for each of the years above, are: Mr. Smith, Mr. Taylor, Mr. McRae and Mr. Beesley. To calculate the Non-CEO NEOs average CAP, the table below reflects amounts deducted from and added to Summary Compensation Table total summary compensation. Since the Company did not report a change in pension value for any of the non-CEO NEOs for any years reflected in the Summary Compensation Table, a deduction for pension value is not needed. There were no awards that failed to meet the applicable vesting conditions or that were forfeited during 2024.

	Summary Compensation Table		Current Year Stock Awards		Prior Stock Awards
Year	Total Compensation	Stock Awards	Year End Fair Value of Awards Outstanding & Unvested	Vest Date Fair Value of Awards Granted & Vested in Current Year	Change in Fair Value of Awards Outstanding & Unvested	Change in Fair Value of Awards Vested in Current Year	Total Dividends Paid on Vested Awards	Compensation Actually Paid (CAP)
2024	$705,801	($106,363)	$128,594	$0	$4,356	$12,046	$6,736	$751,171
2023	$554,241	($76,010)	$57,189	$0	$7,311	$6,105	$5,901	$554,737
2022	$671,237	($113,163)	$88,220	$0	($20,089)	($19,317)	$4,432	$611,320
2021	$778,455	($107,313)	$128,391	$5,229	$39,382	$11,638	$3,612	$859,394
2020	$489,992	($49,536)	$46,283	$2,120	($1,988)	($1,329)	$2,603	$488,144

The following charts illustrate the relationship between CEO and non-CEO NEO CAP and the Company's Total Shareholder Return ("TSR"), peer group TSR, the Company's net income and asset quality.

The CAP for the CEO and non-CEO NEOs is aligned with the Company's TSR. Annual objectives are set for the CEO and non-CEO NEOs with consideration given to general market and shareholder expectations for the Company's performance. Utilizing these objectives is intended to align with TSR. The CEO and non-CEO NEO CAP comparability to TSR is also impacted by the use of equity incentives which are awarded based on earnings performance compared to plan each year and the value will be more or less depending on the value of the Company's stock price. See Equity Compensation above, for additional description of these incentives.

The CAP varies from the Company's net income primarily due to the multiple components of CAP such as equity incentives, the value of which is tied to the stock price which does not always correlate to the Company's profitability. The annual cash incentive is determined by multiple components which have some correlation to net income but the correlation varies by component. The annual objectives are set for the CEO and non-CEO NEOs with consideration given to general market and shareholder expectations for the Company's performance. See Annual Cash Incentives above for a full description of these components.

The asset quality measure is a ratio of adversely classified assets divided by total loans. A lower ratio is positive and a higher ratio is negative. The utilization and monitoring of this ratio is important to understand the credit risk in the Company's loan portfolio. An increased migration of loans to adversely classified is an early sign of potential problem in the loans that could lead to elevated losses and vice versa. There are multiple components of CAP that can, in the aggregate, have a greater influence on the result than any one metric. However, maintaining a strong asset quality culture is an important strategic objective that is consistently discussed with shareholders of the Company. Beginning in 2022, a maximum level was added for asset quality achievement in the Company's incentive compensation plan. This CAP causes some variation in the relationship of CAP to asset quality because the actual level of asset quality illustrated above is lower than the maximum used in the incentive payment. Also, as stated above, due to multiple components of CAP, there is not a direct correlation to one metric.

The Peer TSR is based on the S&P U.S. BMI Banks-Midwest Region Index. The Company monitors its TSR against the Peer TSR on an ongoing basis to identify if its TSR performance is generally aligned or an outlier.

Most Important Measures to Determine 2024 CAP

The four components listed below represent the most important metrics used to determine 2024 CAP for the CEO and all non-CEO NEOs. These measures are further described in the above Compensation Discussion and Analysis ("CD&A").

* Net Income compared to Budgeted Net Income
* Lines of Business Net Income
* Asset Quality
* Efficiency Ratio

Anti-Hedging Policy

The Company's Insider Trading Policy prohibits its directors, officers or other employees from engaging in short sales of Company stock, as well as transactions in any puts, calls or other derivative securities on Company stock in any organized market, or "hedging." The Insider Trading Policy also prohibits employees, officers and directors of the Company from depositing any Company stock in a margin account.

Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code as in effect prior to 2018 limited the deductibility of executive compensation paid to the CEO and to each of the three other most highly compensated officers (other than the chief financial officer) of a public company to $1 million per year but contained an exception for “performance-based compensation.” The Tax Cuts and Jobs Act of 2017 amended section 162(m) to cover a public company's chief financial officer, extend its reach to post-termination payments and eliminate the performance-based exception, beginning in 2018. However, due to the amounts and forms of compensation currently paid to the Company’s executive officers, the tax deductibility of such compensation under Section 162(m) is not an important factor in making compensation decisions.

Other Compensation Decisions

At the 2023 Annual Meeting of Stockholders, the “Advisory Vote on Executive Compensation” proposal (the “say on pay” vote) received support from approximately 97% of the votes cast. The Board of Directors considered these results and, based on the overwhelming support from stockholders, determined to not make any material changes to the executive compensation plans and programs already in place.

SUMMARY COMPENSATION TABLE

This table shows the compensation of the Company’s named executive officers, who consist of the Chief Executive Officer, Chief Financial Officer and the three other most highly-compensated executive officers of the Company during the years ended December 31, 2024, 2023 and 2022.

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(3)	Total ($)
Joseph R. Dively	2024	540,700	402,000	628,659	32,649	1,604,008
Chairman, President &	2023	520,000	287,456	346,112	30,538	1,184,106
Chief Executive Officer	2022	517,164	427,960	562,588	44,525	1,552,237
Matthew K. Smith	2024	315,395	117,250	213,512	34,334	680,491
Executive Vice President	2023	280,000	82,920	106,176	31,651	500,747
& Chief Financial Officer	2022	278,400	123,450	172,928	31,045	605,823
Michael L. Taylor	2024	350,527	117,250	234,788	32,424	734,989
Sr Executive Vice President	2023	340,000	82,920	128,928	31,090	582,938
& Chief Operating Officer	2022	338,617	123,450	209,984	32,543	704,594
Eric S. McRae	2024	297,696	117,250	174,441	37,475	626,862
Executive Vice President &	2023	290,000	82,920	95,600	34,852	503,372
Chief Lending Officer	2022	289,105	123,450	241,280	36,764	690,599
Bradley L. Beesley	2024	213,207	73,700	463,936	30,020	780,863
Executive Vice President &	2023	205,006	55,280	339,275	30,346	629,907
Chief Wealth Mgmt Officer	2022	197,309	82,300	372,520	31,804	683,933

(1)
Stock Awards. The amounts in this column represent the aggregate grant date fair value of restricted stock and RSU awards computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, based on the probable outcome of the performance conditions attached to the performance-based awards, which is also the grant date fair value assuming the maximum level of attainment is achieved. See Note 13 to the consolidated financial statements in the Company’s 2024 Form 10-K for a description of the valuation.
(2)
Non-Equity Incentive Plan Compensation. All amounts in this column are based on performance in 2024, 2023 and 2022 and reflect the amounts actually paid in February 2025, 2024, and 2023, respectively, under the Company’s Annual Cash Incentive Compensation Plan. The amounts for Mr. Beesley also include payment per his employment agreement of 30% of net revenues generated on his individual book of business through First Mid Bank's broker/dealer. See “Cash Incentives” in the Compensation Discussion and Analysis section of the Proxy Statement for a discussion of the Incentive Compensation Plan.
(3)
All Other Compensation. For 2024, these amounts include (i) the Company's contributions to its 401(k) Plan on behalf of each named executive officer (Mr. Dively: $15,538; Mr. Smith: $20,274; Mr. Taylor: $20,700; Mr. McRae: $19,215; and Mr. Beesley: $16,740); (ii) country club dues for each named executive officer; (iii) automobile allowances for each named executive officer; and (iv) communication device allowances for each named executive officer.

Employment Agreements. The Company is a party to employment agreements with each of the named executive officers that provide for certain compensation and benefits during employment:

Mr. Dively: The employment agreement with Mr. Dively was renewed effective December 31, 2024 and has a term through December 31, 2025 that will automatically renew unless employment is terminated during the year and provides for (i) an initial base salary that can be increased but not decreased, (ii) a bonus under the Company's Incentive Compensation Plan with a target value of 75% of base salary in the applicable year, (iii) participation in the Company's Deferred Compensation Plan and Long Term Incentive Plan, (iv) an auto allowance and payment of annual country club membership dues, and (v) other benefits made available to Company executive or management employees.

Mr. Smith: The employment agreement with Mr. Smith was renewed effective December 31, 2024 and has a term through December 31, 2025 that will automatically renew unless employment is terminated during the year and provides for (i) an initial base salary that can be increased but not decreased, (ii) a bonus under the Company’s Incentive Compensation Plan with a target value of 40% of base salary in the applicable year, (iii) participation in the Company’s

Deferred Compensation Plan, (iv) an auto allowance and payment of annual country club membership dues, and (v) other benefits made available to Company executives or management employees.

Mr. Taylor: The employment agreement with Mr. Taylor was renewed effective December 31, 2024 and has a term through December 31, 2025 that will automatically renew unless employment is terminated during the year and provides for (i) an initial base salary that can be increased but not decreased, (ii) a bonus under the Company’s Incentive Compensation Plan with a target value of 40% of base salary in the applicable year, (iii) participation in the Company’s Deferred Compensation Plan, and (iv) other benefits made available to Company executives or management employees.

Mr. McRae: The employment agreement with Mr. McRae was renewed effective December 31, 2024 and has a term through December 31, 2025 that will automatically renew unless employment is terminated during the year and provides for (i) an initial base salary that can be increased but not decreased, (ii) a bonus under the Company's Incentive Compensation Plan with a target value of 40% of base salary in the applicable, (iii) participation in the Company's Deferred Compensation Plan and Long Term Incentive Plan, (vi) an auto allowance and payment of annual country club membership dues, and (v) other benefits made available to Company executive or management employees.

Mr. Beesley: The employment agreement with Mr. Beesley was renewed effective December 31, 2024 and has a term through December 31, 2025 that will automatically renew unless employment is terminated during the year and provides for (i) an initial base salary that can be increased but not decreased, (ii) a bonus under the Company’s Incentive Compensation Plan with a target value of 30% of base salary in the applicable year, (iii) participation in the Company’s Deferred Compensation Plan and Long Term Incentive Plan, (iv) an auto allowance and annual country club membership dues and (v) other benefits made available to Company executives or management employees. In addition, Mr. Beesley will receive 30% of the net revenues generated on his individual book of business through First Mid Bank's broker/dealer.

First Retirement and Savings Plan (“401(k) Plan”). The Company has a tax-qualified defined contribution retirement plan that covers all employees generally and provides for a discretionary contribution by the Company, which for 2024 was 2% of compensation, and a matching contribution by the Company of up to 100% of the first 3% and 50% of the next 2% of employee contributions.

2024 GRANTS OF PLAN-BASED AWARDS

This table sets forth information for each named executive officer with respect to estimated payouts under incentive plans, award opportunities for 2024 restricted stock and RSU awards granted in 2024.

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (3)			All Other Stock Awards: No. of Shares of Stock or Stock	Grant Date Fair Value of Stock
Name	Grant Date	Threshold ($)(2)	Target ($)	Maximum ($)	Threshold (#)	Actual (#)	Maximum (#)	Units (#)	Awards ($)(4)
Joseph R. Dively	01/29/24	202,763	405,525	—	5,200	6,066	10,400	—	$203,211

Matthew K. Smith	01/29/24	65,602	126,158	—	1,560	1,800	3,000	—	$60,300

Michael L. Taylor	01/29/24	72,910	140,211	—	1,560	1,800	3,000	—	$60,300

Eric S. McRae	01/29/24	61,921	119,078	—	1,560	1,800	3,000	—	$60,300

Bradley L. Beesley	01/29/24	33,260	63,962	—	1,040	1,200	2,000	—	$40,200

(1)
Estimated Possible Payouts Under Non-Equity Incentive Plan Awards. Payouts under the Company’s Incentive Compensation Plan were based on performance in 2024, which has now occurred. Thus, the information in the “Threshold” and “Target” columns reflect the range of potential payouts when the performance goals were set in January 2024. The amounts actually paid under the Company’s Incentive Compensation Plan for 2024 appear in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table. A description of the plan can be found in the “Compensation Discussion and Analysis” section of this Proxy Statement.
(2)
The Compensation Committee has established tables of potential payouts for all levels of performance. There is no overall maximum cap.
(3)
Estimated Future Payouts Under Equity Incentive Plan Awards. The target amounts represent the number of RSUs granted on January 29, 2024 under the 2017 Stock Incentive Plan. If the performance is lower than target level but higher than threshold, the award is prorated based on the performance level percentage. Performance for the period was above threshold, but below target, so payout (in the form of restricted stock) occurred at a prorated level. A description of the 2024 awards can be found in the “Compensation Discussion and Analysis” section of this Proxy Statement.
(4)
The grant date fair value of performance based RSUs is based on the probable outcome of the performance conditions at the time of the grant. The grant date fair value of restricted stock is based on the actual shares issued.

2024 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

This table sets forth the information for each named executive officer with respect to equity awards outstanding as of December 31, 2024.

	Restricted Stock Awards
Name	Number of Unearned Shares or Units that have not Vested (#)(1)	Market Value of Unearned Shares or Units that have not Vested ($)(2)
Joseph R. Dively	20,710	762,542
Matthew K. Smith	6,050	222,761
Michael L. Taylor	6,050	222,761
Eric S. McRae	6,050	222,761
Bradley L. Beesley	3,886	143,083

(1)
This table includes the awards of: (i) RSUs granted on January 25, 2022 that were earned at target based on performance through December 31, 2022 and converted to restricted stock. The remaining restricted stock vests on December 15, 2025; (ii) RSUs granted on March 21, 2023 that were earned below target based on performance through December 31, 2023 and converted to restricted stock. The remaining restricted stock vests on December 15, 2025 and December 15, 2026; and (iii) RSUs granted on January 29, 2024 that were earned above target based on performance through December 31, 2024 and converted to restricted stock. The remaining restricted stock vests on December 15, 2025, December 15, 2026 and December 15, 2027.

If an executive’s employment terminates for any reason, except in the event of a Change in Control of the Company, prior to the end of the RSU’s annual performance period, the RSU award will be forfeited. If an executive’s employment terminates prior to a vesting date that applies to any restricted stock, the award is forfeited, unless such termination occurs on or after attaining age 65 with 10 years of service, retires after attaining age 60 with 15 years of service, or due to death or disability (in which case the executive will vest in the then unvested shares).

(2)
The market rate is based on the closing price of the Company’s stock on December 31, 2024 ($36.82).

2024 OPTION EXERCISES AND STOCK VESTED

This table sets forth information relating to the vesting of restricted stock and RSUs during 2024 by each named executive officer and the amount realized upon such exercise or vesting. The Company had no outstanding stock options in 2024.

	Stock Awards
Name	Number of Shares Vested (#)	Value Realized when Shares Vested ($)(1)
Joseph R. Dively	8,956	369,256
Matthew K. Smith	2,600	107,198
Michael L. Taylor	2,600	107,198
Eric S. McRae	2,600	107,198
Bradley L. Beesley	1,734	71,493

(1)
Represents the number of shares vested during 2024 multiplied by the closing market price ($41.23) of the underlying shares on the vesting date (December 13, 2024).

2024 NONQUALIFIED DEFERRED COMPENSATION

This table shows information regarding each named executive officer’s account balance at December 31, 2024 under the Company’s Deferred Compensation Plan (“DCP”), including contributions and earnings credited to such account.

Name	Executive Contributions In Last FY ($)(1)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)(2)	Aggregate Withdrawls/ Distributions ($)	Aggregate Balance at Last FYE ($)(3)
Joseph R. Dively	180,642	—	211,076	—	2,522,766
Matthew K. Smith	538	—	6,159	—	73,834
Michael L. Taylor	17,435	—	16,956	—	209,908
Eric S. McRae	15,376	—	23,128	—	278,844
Brad L. Beesley	29,783	—	31,966	—	315,273

(1)
The contributions reported in this column are reported in the Summary Compensation Table, in either the Salary or Non-Equity Incentive Compensation Plan columns.

(2)
The earnings reported in this column are not reported on the Summary Compensation Table.

(3)
The amounts in this column have previously been reported as compensation on the Summary Compensation Tables for prior years, except for the following amounts of earnings or deferrals included in the account balances: Mr. Dively: $1,168,418 (includes earnings and deferrals of director fees which were not previously reported on the Summary Compensation Table); Mr. Smith: $12,096; Mr. Taylor: $39,442; Mr. McRae: $103,367; Mr. Beesley: $121,763.

Non-Qualified Deferred Compensation. The DCP is a nonqualified defined contribution plan that covers certain eligible employees and directors, including the named executive officers. For each calendar year, the named executive officers can defer up to 75% of their base salary and/or up to 100% of their cash incentive compensation, and non-employee directors can elect to defer their director fees. The deferred amounts are deposited into a rabbi trust and credited to a DCP account established for the participant as soon as practicable after the date they would otherwise have been paid to the participant. The participants have the ability to elect from various investments, including common stock of the Company. If invested in common stock, such amounts are initially invested in the Vanguard Federal Money Market Fund until the next quarterly window trading period established by the Company, at which point each participant’s account balance is invested in shares of common stock of the Company. Dividends paid on common stock are credited to the participant’s DCP account and invested in additional shares. The Vanguard Federal Money Market Fund had an annual return for 2024 of 5.24%. The Company’s common stock had an annual return for 2024 of 6.23%.

A participant is 100% vested in his or her DCP account at all times. A participant’s DCP account is paid to him or her beginning on the March 15 following the date the participant terminates employment. For deferral elections in effect with respect to calendar years prior to 2024, such amounts shall be distributed in five annual installments, provided that the Board of Directors in its sole discretion can decide to pay the portion of the DCP account earned that is considered a pre-2005 benefit in a single lump sum payment. Commencing with deferral elections applicable to calendar year 2023 and subsequent years, a participant can elect to receive their distribution in a single lump sum or up to ten annual installments.

A participant may also request at any time a distribution from the DCP account of an amount necessary to satisfy an unforeseeable emergency. In the case of the death of a participant, the DCP account will be paid to his or her designated beneficiary in a single payment. Upon a Change in Control of the Company (as defined in the Plan), each participant’s DCP account will be paid in an immediate lump sum.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL OF THE COMPANY

The Company provides certain benefits to eligible employees, including the named executive officers, upon certain terminations of employment or a Change in Control of the Company. These benefits are in addition to the benefits to which the executive would be entitled upon a termination of employment generally (i.e., vested retirement benefits accrued as of the date of termination, stock-based awards that are vested as of the date of termination and the right to elect continued health coverage pursuant to COBRA).

Employment Agreements

The employment agreements with the named executive officers provide benefits to them upon certain types of termination of employment during the term of the agreement. The incremental benefits payable to the named executive officers in effect at December 31, 2024 include the following:

•
If the executive’s employment is terminated by the Company for other than “cause” (and a Change in Control of the Company, as defined in the Stock Incentive Plan, has not occurred), the executive is entitled to the following:
i.
Continued payment of the executive’s then current base salary for 12 months.
ii.
Continued coverage of the executive under the Company’s health plan for the 12-month severance period at active employee rates if the executive elects COBRA (the full COBRA rate applies for the remainder of the COBRA period and with respect to coverage for the executive’s spouse and dependents).
•
If following a Change in Control of the Company (as defined in the 2017 Stock Incentive Plan), the executive’s employment is terminated by the Company for other than “cause,” or the executive terminates his or her employment due to good reason, the executive is entitled to the following:
i.
For Messrs. Dively, Smith, Taylor and McRae, payment of the executive’s then current base annual salary for 24 months. For Mr. Beesley, continued salary for 12 months.
ii.
An immediate lump sum payment equal to the incentive compensation earned by or paid to the executive for the immediately preceding fiscal year.
iii.
Continued coverage of the executive under the Company’s health plan for the first 24 months (12 months for Mr. Beesley) following termination at active employee rates if the executive elects COBRA (the full COBRA rate applies for the remainder of the COBRA period and with respect to coverage for the executive’s spouse and dependents).

“Cause” means the executive’s (i) conviction (or guilty or no contest plea) for a felony or any crime involving fraud, dishonesty or breach of trust; (ii) performance that would materially and adversely affect the Company’s business; (iii) act or omission that results in a regulatory body to demand the executive to be suspended or removed; (iv) substantial nonperformance of his or her duties; (v) misappropriation or intentional material damage to the Company’s property or business; or (vi) violation of the agreement’s restrictions with respect to confidential information, noncompetition and nonsolicitation.

"Good reason" means a decrease in the executive's then current salary or a substantial diminution in his or her position and responsibilities.

The agreements in effect for 2024 contain restrictive covenants that prohibit the executive from (i) disclosing confidential information; (ii) becoming involved with a business similar to that of the Company within any county in which the Company conducts business; and (iii) soliciting for sale or selling competing products or services to any person or entity who was a customer or client of the Company during the last year of the executive’s employment. The restrictive covenants regarding confidential information are indefinite. The restrictive covenants regarding noncompetition and nonsolicitation continue in effect until one year following termination of employment.

Stock Incentive Plans

The restricted stock award agreements provide that an executive will not become vested in any restricted stock if the executive does not remain continuously employed from the grant date until the last day of the applicable vesting period, except that upon a voluntary termination of employment after attaining age 65 with ten years of service, retires from the Company after age 60 with 15 years of service, is terminated by the Company without cause or terminates due to death or disability, an executive will vest in the remaining unvested shares subject to the award. The RSU award agreements provide that if an executive’s employment terminates for any reason, except a Change in Control, during the annual performance period, the award is forfeited, and if the executive’s employment terminates after the RSU award is converted to restricted stock following the end of the performance period, the accelerated vesting provisions discussed above apply.

Upon a Change in Control of the Company (as defined in the Plan), the compensation committee has the discretion to determine how outstanding awards are treated. The current award agreements provide that unless the awards are assumed by a public company, they will fully vest immediately prior to the Change in Control. If the awards are assumed by a public company, and within two years following the Change in Control the executive’s employment is terminated by the company without Cause or by the executive for Good Reason (as such terms are defined in the agreement), the awards fully vest.

2024 Potential Severance Payments

The table set forth below quantifies the additional benefits as described above that would be paid to each named executive officer, assuming a Change in Control of the Company and/or termination of employment occurred on December 31, 2024.

	Joseph R. Dively	Matthew K. Smith	Michael L. Taylor	Eric S. McRae	Bradley L. Beesley
Change in Control:
Base Salary	$1,081,400	$630,790	$701,054	$595,392	$213,207
Incentive Compensation (1)	346,112	106,176	128,928	95,600	35,583
Continued Health Coverage (2)	32,248	49,928	32,248	17,900	10,458
Value of Vesting of Unvested Stock Awards (3)	762,542	222,761	222,761	222,761	143,083

No Change in Control:
Base Salary	$540,700	$315,395	$350,527	$297,696	$213,207
Continued Health Coverage (2)	16,124	24,964	16,124	8,950	10,458

Retirement, Death or Disability:
Value of Vesting of Unvested Stock Awards (3)	$762,542	$222,761	$222,761	$222,761	$143,083

(1)
Represents an amount equal to the cash incentive compensation earned by the executive for 2023 and paid in 2024.
(2)
Represents the Company’s portion of premiums paid for the executive’s coverage during the applicable severance period.
(3)
The value of the restricted stock and RSUs that vest upon a Change in Control is calculated based on the number of unvested shares covered by the restricted stock award plus the RSUs subject to the performance goal, multiplied by the closing price of the Company’s common stock on December 31, 2024 ($36.82).

Pay Ratio

Pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act, the SEC has adopted a final rule requiring annual disclosure of the ratio of the median employee’s annual compensation to the annual compensation of the CEO.

The median employee was identified from all full-time and part-time employees, excluding the CEO, who were employed by the Company and its consolidated subsidiaries on December 31, 2024. All of the Company’s employees are located in the United States.

A total of 1,223 employees were included. Compensation was measured over the 12-month period beginning on January 1, 2024 and ending on December 31, 2024. The median employee compensation was determined using 2024 W-2 (Box 5) compensation in addition to the bonus earned.

Mr. Dively had 2024 annual total compensation of $1,604,008 as reflected in the Summary Compensation Table included in this Proxy Statement. The median employee’s annual total compensation for 2024 that would be reportable in the Summary Compensation Table was $44,877. As a result, the CEO pay ratio is 36:1.

DIRECTOR COMPENSATION

Non-employee directors of the Company received a $6,250 quarterly retainer, paid at the start of each calendar quarter, for their services in 2024. The lead independent director received an additional quarterly retainer of $2,500 for her services in 2024. The non-employee directors of the Company were also granted stock-based compensation in 2024, which consisted of 700 fully vested shares of Company stock, except for Mr. Palmby whose shares were prorated for the time he served on the board during 2024. The 700 fully vested shares of common stock represented an increase of 100 shares compared to the prior year. During 2024:

•
Audit committee members received a $625 quarterly retainer for their audit committee meeting services. The audit committee chairman, who is also designated a financial expert, also received an additional $1,250 quarterly retainer and the audit committee banking and financial management expert received an additional $625 quarterly retainer.
•
Compensation committee members received a $625 quarterly retainer for their compensation committee meeting services and the compensation committee chairman also received an additional $1,000 quarterly retainer.
•
The Nominating & Governance committee (“NGC”) was formed in July 2021. NGC members received a $500 quarterly retainer for their NGC meeting services and the NGC committee chairman also received an additional $1,000 quarterly retainer.
•
Non-employee directors who also served on the board of directors of First Mid Bank received a $2,500 quarterly retainer fee for such services. Non-employee directors who also served on the board of directors of Wealth Management, or Insurance Group each received $500 quarterly retainers for such services. Non-employee directors who served on the wealth management committee received a quarterly retainer of $250.

This table shows all compensation provided to each non-employee director of the Company for the year ended December 31, 2024. Mr. Palmby joined the Board of Directors in November 2024.

	Fees Earned or Paid in Cash ($)	Stock Award ($) (9)	Total ($)
Holly B. Adams	58,000	23,450	81,450	(1)
Robert S. Cook	55,500	23,450	78,950	(2)
Paul L. Palmby	8,000	4,831	12,831	(3)
Zachary I. Horn	48,000	23,450	71,450	(4)
Gisele Marcus	49,000	23,450	72,450	(5)
J. Kyle McCurry	52,000	23,450	75,450	(6)
Mary J. Westerhold	55,500	23,450	78,950	(7)
James E. Zimmer	53,000	23,450	76,450	(8)

(1)
This amount represents the compensation earned for serving as a director of the Company, First Mid Bank, Wealth Management and Insurance Group of $25,000, $10,000, $2,000, and $2,000, respectively, and for serving as a member of the audit committee, the compensation committee, NGC, and the risk committee of $2,500, $2,500, $2,000, and $2,000, respectively. Ms. Adams also received $10,000 for serving as the lead director during 2024.
(2)
This amount represents the compensation earned for serving as a director of the Company, First Mid Bank, Wealth Management and Insurance Group of $25,000, $10,000, $2,000, and $2,000 respectively, and for serving as a member of the audit committee, the compensation committee, the NGC, the risk committee, and the wealth management committee of $2,500, $2,500, $2,000, $2,000, and $1,000, respectively and for serving as the chair of the NGC for $4,000 and as a banking and financial management expert on the audit committee for $2,500.
(3)
This amount represents the prorated compensation earned for serving as a director of the Company, First Mid Bank, Wealth Management and Insurance Group of $25,000, $10,000, $2,000, and $2,000 respectively and for serving as a member of the audit committee, the compensation committee, the NGC, the risk committee, and the wealth management committee of $2,500, $2,500, $2,000, $2,000, and $1,000, respectively.
(4)
This amount represents the compensation earned for serving as a director of the Company, First Mid Bank, Wealth Management and Insurance Group of $25,000, $10,000, $2,000 and $2,000 respectively, and for serving as a member of the audit committee, the compensation committee, the NGC and the risk committee for $2,500, $2,500, $2,000 and $2,000, respectively.
(5)
This amount represents the compensation earned for serving as a director of the Company, First Mid Bank, Wealth Management and Insurance Group of $25,000, $10,000, $2,000 and $2,000 respectively, and for serving as a member of the audit committee, the compensation committee, the NGC, the risk committee, and the wealth management committee of $2,500, $2,500, $2,000, $2,000, and $1,000, respectively.
(6)
This amount represents the compensation earned for serving as a director of the Company, First Mid Bank, Wealth Management and Insurance Group of $25,000, $10,000, $2,000 and $2,000 respectively, and for serving as a member of the audit committee, the compensation committee, the NGC and the risk committee for $2,500, $2,500, $2,000, and $2,000, respectively, and for serving as the risk committee chair for $4,000.
(7)
This amount represents the compensation earned for serving as a director of the Company, First Mid Bank, Wealth Management and Insurance Group of $25,000, $10,000, $2,000 and $2,000 respectively, and for serving as a member of the audit committee, the compensation committee, the NGC, and the risk committee for $2,500, $2,500, $2,000, and $2,000 respectively, and for serving as an audit committee chair for $5,000 and financial expert for $2,500.
(8)
This amount represents the compensation earned for serving as a director of the Company, First Mid Bank, Wealth Management and Insurance Group of $25,000, $10,000, $2,000 and $2,000 respectively, and for serving as a member of the audit committee, the compensation committee, the NGC, the risk committee, and the wealth management committee of $2,500, $2,500, $2,000, $2,000, and $1,000 respectively, and for serving as the compensation committee chair of $4,000.
(9)
This amount represents the grant date fair value of 700 shares (117 for Mr. Palmby) of Company stock granted to each director, computed in accordance with general accounting standards board accounting standards codification topic 718.

PROPOSAL 2 -- APPROVAL OF AMENDMENT TO CERTIFICATE OF INCORPORATION

TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK

On January 21, 2025, the Board of Directors of the Company voted to approve, subject to the approval of the Company’s stockholders, an amendment to the Company’s Amended and Restated Certificate of Incorporation, as amended, that, if approved by the stockholders, would increase the number of authorized shares of our Common Stock from 30,000,000 to 45,000,000 (the “Charter Amendment”). No change is proposed to the number of authorized shares of preferred stock of the Company.

If the Charter Amendment is approved by the stockholders, the text of the first paragraph of Article IV of the Amended and Restated Certificate of Incorporation would be amended and restated in its entirety to read as follows:

“A. The total number of shares of all classes of stock which the Corporation shall have the authority to issue is 45,000,000 shares of Common Stock, par value $4.00 per share, and 1,000,000 shares of Preferred Stock, no par value per share.”

The additional authorized shares of Common Stock will have the same powers, preferences and rights as the shares of Common Stock now authorized, including the right to cast one vote per share and to receive dividends. There are no preemptive rights with respect to shares of Common Stock. Under Delaware law, stockholders will not have any dissenters’ or appraisal rights in connection with the Charter Amendment.

If the stockholders approve the Charter Amendment, it will become effective upon the filing of a Certificate of Amendment with the Delaware Secretary of State, which we intend to file shortly after receiving stockholder approval of the Charter Amendment.

Reasons Why Stockholders Should Approve the Charter Amendment

As of March 2, 2025, of the 30,000,000 authorized shares of Common Stock, 23,982,333 shares were outstanding and 53,504 shares were available for issuance under stock incentive plans. If Proposal 3 is approved, an additional 450,000 shares of Common Stock will be reserved for issuance pursuant to the 2017 Stock Incentive Plan.

The Board of Directors of the Company believes the Charter Amendment is advisable and in the best interests of the stockholders in order to maintain the Company’s flexibility with respect to financing and capital-raising opportunities, to facilitate future stock splits, to have sufficient shares available for future acquisitions, employee benefit plans and other corporate purposes, and to generally maintain the Company’s flexibility in today’s competitive, fast-changing environment. There are no present agreements, understandings or plans to issue any of the additional shares that would be authorized by this Amendment.

Adoption of the Charter Amendment would enable the Board of Directors of the Company from time to time to issue additional shares of Common Stock for such purposes and such consideration as the Board of Directors may approve without further approval of the Company’s stockholders, except as may be required by law, rule or regulation. Because our common stock is traded on the Nasdaq Stock Market, stockholder approval must be obtained, under applicable Nasdaq rules, prior to the issuance of shares for certain purposes, including the issuance of greater than 20% of the then outstanding shares of Common Stock or voting power in connection with a private financing or an acquisition or merger.

Although the issuance of additional shares of Common Stock could, depending on the circumstances, make more difficult, or discourage, an attempt to acquire control of the Company, the Charter Amendment is not being proposed with the intent of using the additional shares for anti-takeover purposes and we do not view the proposed increase as a special anti-takeover measure. We are not at this time aware of any currently pending or threatened efforts to acquire control of the Company, and we are not proposing this increase in response to any third-party effort to acquire control of the Company or any third-party effort to accumulate the Company’s Common Stock. As is true for presently authorized shares, issuance of shares of Common Stock authorized by the Charter Amendment may, among other things, have a dilutive effect on earnings per share and on the equity and voting power of existing holders of Common Stock.

The Board of Directors of the Company recommends a vote “FOR” the approval of the Charter Amendment (Proposal 2 on the proxy card). The affirmative vote of the holders of a majority of the shares of Common Stock outstanding is required to approve the Charter Amendment. Abstentions and broker non-votes will count as votes "AGAINST" Proposal 2.

PROPOSAL 3 – APPROVAL OF A SHARE INCREASE UNDER THE FIRST MID BANCSHARES, INC 2017 STOCK INCENTIVE PLAN

The Company maintains the First Mid Bancshares, Inc. 2017 Stock Incentive Plan (the “Plan”), which was approved by the Company’s stockholders on April 26, 2017. The Plan is the Company’s only stock-based compensation plans, and it provides for discretionary grants of stock options, stock awards, stock units and stock appreciation rights (SARS) to employees, non-employee directors and consultants.

Name Change On January 21, 2025, the Board of Directors of the Company approved changing the name of the Plan to the “First Mid Bancshares, Inc. 2025 Stock Incentive Plan”. This name change will become effective upon the extension of the Plan’s term and the increase to the Plan’s shares (each as described below), both of which require stockholder approval which the Company is seeking at this stockholders’ meeting.

Share Increase and Extension of Term On January 21, 2025, the Board of Directors of the Company approved an increase in the number of shares of common stock available under the Plan by 450,000 shares. Additionally, on January 21, 2025, the Board of Directors of the Company approved extending the term of the Plan by 10 years to January 21, 2035. The share increase and the extension of term require stockholder approval, which the Company is seeking at this stockholders’ meeting.

The Company views its use of stock-based awards as an essential part of the Company’s compensation program and as an important element in achieving the program’s goals. These awards help align pay with performance and allow the Company to better link the financial interests of employees, non-employee directors and consultants with stockholders. The Company also believes that equity compensation motivates employees, non-employee directors and consultants to create stockholder value, because the value they realize from equity compensation is based in large part on the Company’s common stock price performance.

The increase in the number of the shares available under the Plan is to ensure that we have the continued ability to make awards under the Plan. The Company obtained initial stockholder approval of the Plan in 2017 pursuant to which 149,983 shares were available for issuance (which was the number of shares remaining under the prior 2007 Stock Incentive Plan which expired in 2017). The Company received stockholder approval on April 28, 2021 to increase the shares issued under the Plan by 250,000, to 550,000. As of March 2, 2025, there were only 53,504 shares that remained available for future grants under the Plan. We expect that the requested increase in the number of shares would likely be sufficient to provide Plan awards for a minimum of three additional years, at which time the Company would seek stockholder approval for the award of any additional shares under the Plan.

If stockholder approval of the share increase is not obtained, there will be insufficient shares available under the Plan to make annual awards and to provide grants to new hires in future years. In this event, the Company would be required to revise its compensation philosophy and formulate other cash-based programs to attract, retain and compensate key employees and non-employee directors.

Plan Award Information; Plan Restrictions

Share Usage

Since 2011, awards granted under the Plan have been in the form of performance-based restricted stock/restricted stock units. The following table sets forth information regarding the number of shares subject to awards granted over each of the last three years:

	2024	2023	2022
Stock options/SARs:	—	—	—
Time vested full-value shares granted:	30,967	30,930	25,250
Performance shares earned and granted:	48,785	22,336	37,150
Weighted-average common shares outstanding:	23,800,523	21,086,802	20,169,077
Share usage rate:	0.34%	0.25%	0.31%

Dilution and Expected Dilution

Stock options/SARs outstanding:	—
Weighted-average exercise price of outstanding stock options/SARs:	—
Full-value time-vested awards outstanding:	22,709
Full value performance-vested awards outstanding:	25,077
Shares available for future grants under the Plan:	53,504
Requested additional shares under the Plan:	450,000
Proposed share reserve under the Plan:	—
Common shares outstanding:	23,982,333

Plan Restrictions

The Plan contains certain restrictions that the Company believes further the objectives of the Plan and reflect sound corporate governance principles:

•
Dividends on all stock awards and dividend equivalents on all stock unit awards are paid only to the extent the awards vest.
•
Stock options and SARs may not be granted with an exercise price less than the fair market value of the underlying common stock on the date of grant, and the term is limited to ten years from the date of grant.
•
Shares that are used to pay the stock option or SAR exercise price or required tax withholding on any award cannot be used for future grants under the Plan.
•
Repricing of stock options or SARs without stockholder approval is prohibited.
•
Under the Plan’s definition of change in control, the change in control must actually occur before there can be any different treatment of outstanding awards granted under the Plan. If upon a change in control of the Company outstanding awards are assumed by a public company, accelerated vesting only occurs if the employee’s employment is subsequently terminated without cause or for good reason within two years following the change in control.
•
Under its Incentive Compensation Recoupment Policy, the Company can recoup a Participant’s stock compensation in the event there is a restatement of the Company’s financial statements, or the Participant has engaged in misconduct that results in material loss or damage to the Company.

Description of the Plan

The following is a summary of the key terms of the Plan. It is qualified in its entirety by reference to the full text of the Plan, which is attached as Exhibit A to this proxy statement. Stockholders are encouraged to review the Plan carefully.

Plan Administration. The Plan is administered by a committee consisting of the Board of Directors, or if the Board so delegates, a sub-committee of the Board which is comprised of directors who satisfy the “non-employee director” definition under Rule 16b-3 of the Securities Exchange Act of 1934 (the “Committee”). The Committee has full authority to select the individuals who will receive awards under the Plan, determine the form and amount of each of the awards to be granted, and establish the terms and conditions of awards. The Committee may delegate to the Chief Executive Officer of the Company its authority to grant awards to employees who are not subject to Section 16 of the Securities Exchange Act of 1934.

Number of Shares of Common Stock. The number of shares of our common stock that may be issued under the Plan would, if this amendment is approved, increase by 450,000 shares, from 550,000 shares to 1,000,000 shares.

Shares issuable under the Plan may be authorized but unissued shares or treasury shares. If any award granted under the Plan expires, terminates or is forfeited or cancelled for any reason, the shares subject to the award will again be available for issuance. Any shares subject to an award that are delivered to the Company or withheld by the Company on behalf of a Participant as payment for the award (including the exercise price of a stock option or SAR) or as payment for any withholding taxes due in connection with the award, or that are purchased by the Company with proceeds received from a stock option exercise, will not again be available for issuance.

The number of shares issuable under the Plan is subject to adjustment in the event of any reorganization, recapitalization, stock split, stock distribution, special or extraordinary dividend, merger, consolidation, split-up, spin-off, combination, subdivision or any similar corporate transaction. In each case, the Committee will make adjustments it deems necessary to preserve the intended benefits under the Plan.

Of the shares available for issuance: (i) the maximum number issuable as stock options or SARs to any employee in any calendar year is 50,000; (ii) the maximum number issuable upon settlement of stock awards or stock unit awards granted to any employee in any calendar year is 50,000; and (iii) the maximum number issuable as incentive stock options is 550,000.

Eligibility. The Committee has full authority to select the individuals eligible to receive awards under the Plan. All employees, non-employee directors and consultants of the Company and its subsidiaries who are designated by the Committee are eligible to receive awards under the Plan. As of March 2, 2025, all non-employee directors and approximately 490 employees were eligible to participate in the Plan.

Types of Awards. The Plan provides for discretionary awards of stock options, stock, stock units and SARs to selected employees, non-employee directors and consultants. Each award made under the Plan will be evidenced by an award agreement specifying the terms and conditions of the award as determined by the Committee.

Stock Options. The Committee may grant non-qualified or incentive stock options to employees and non-qualified stock options to non-employee directors and consultants. The Committee may set the terms and conditions applicable to the options, including the type of option and the number of shares subject to the option, provided that (i) the exercise price of each option will not be less than the closing sales price of the common stock on the date of grant (“fair market value”); and (ii) each option will expire not later than 10 years from the date of the grant. Dividends or dividend equivalents are not paid on stock options. It is intended that stock options qualify as “performance-based compensation” under Section 162(m) of the Internal Revenue Code and thus be fully deductible by the Company for federal income tax purposes, to the extent permitted by law.

In addition, an incentive stock option is subject to the following rules: (i) the aggregate fair market value (determined at the time the option is granted) of the shares of common stock with respect to which incentive stock options are exercisable for the first time by an employee during any calendar year (under all of our stock option plans) cannot exceed $100,000 and if this limitation is exceeded, the portion of the incentive stock option that does not exceed this dollar limit will be an incentive stock option and the remainder will be a non-qualified stock option; (ii) if an incentive stock option is granted to an employee who owns stock possessing more than 10% of the total combined voting power of all classes of our stock, the exercise price will be 110% of the closing price of our stock on the date of grant and the incentive stock option will expire no later than five years from the date of grant; and (iii) no incentive stock option may be granted 10 years from the date the Plan as amended and restated was adopted.

Stock Awards. The Committee may grant shares of common stock to any participant, either for no consideration or for such appropriate consideration, as the Committee determines. The Committee has the discretion to determine the number of shares awarded and the restrictions, terms and conditions of the award. Unless otherwise specified in an award agreement, the recipient of an award will be a stockholder with respect to the shares awarded to him or her and will have the rights of a stockholder with respect to the shares, including the right to vote the shares and receive dividends, if any, on the shares, although dividends otherwise payable on any stock award will be held by the Company and paid only to the extent the restrictions lapse. Any such dividends attributable to the portion of a stock award for which the restrictions do not lapse will be forfeited.

Stock Units. The Committee may grant stock units to any participant. Each stock unit entitles the participant to receive, on the date or upon the occurrence of an event (including the attainment of performance goals) as described in the stock unit agreement, one share of common stock or cash equal to the fair market value of a share of common stock on the date of such event. The Committee has the discretion to determine the number of units awarded and the restrictions, terms and conditions of the award. Unless otherwise specified in an award agreement, a participant will have no rights of a stockholder, including voting or dividend or other distribution rights, with respect to any stock units prior to the date they are settled in shares of common stock. The award agreement may provide that until the restrictions lapse, the participant will be paid an amount equal to the dividends that would have been paid had the stock units been actual shares, although such dividend equivalents will be held by the Company and paid only to the extent the restrictions lapse.

SARs. The Committee may grant SARs to any participant. Each SAR entitles the participant to receive the difference between the fair market value of the common stock on the date of exercise of the SAR and the exercise price thereof, multiplied by the number of shares with respect to which the SAR is being exercised. Upon exercise, the SAR will be paid in cash or in shares of common stock (based upon the fair market value on the date of exercise) or a combination thereof, as set forth in the award agreement. The Committee has the discretion to set the terms and conditions applicable to SARs, provided that the exercise price of each SAR will not be less than the fair market value of the shares on the date the SAR is granted, and each SAR will expire not later than ten years from the date of grant. Dividends or dividend equivalents are not paid on SARs. It is intended that SARs qualify as “performance-based compensation” under Section 162(m) of the Internal Revenue Code and thus be fully deductible by the Company for federal income tax purposes, to the extent permitted by law.

Payment for Stock Options and Withholding Taxes. The Committee may make one or more of the following payment methods available for payment of any award, including the exercise price of a stock option, and for payment of any minimum withholding tax required to be withheld: cash; cash received from a broker-dealer to whom the holder has submitted an exercise notice together with irrevocable instructions to deliver promptly to the Company the amount of sales proceeds from the sale of the shares subject to the award to pay the exercise price; directing the Company to withhold shares of common stock otherwise issuable in connection with the award having a fair market value equal to the amount required to be withheld; or delivery (either directly or through attestation) of previously acquired shares of common stock that are acceptable to the Committee and that have an aggregate fair market value on the date of exercise equal to the exercise price.

Transferability. No award granted under the Plan may be transferred, except by will, the laws of descent and distribution, pursuant to a qualified domestic relations order, or as permitted by the Committee with respect to a non-qualified stock option transferred without value by the participant during his lifetime.

Provisions Relating to a Change in Control. The Plan gives the Committee the discretion to determine how Plan awards are treated upon a change in control of the Company. The current award agreements provide that unless the awards are assumed by a public company, they will fully vest immediately prior to the change in control. If the awards are assumed by a public company, they will continue to vest; provided that if within two years following the change in control the executive’s employment is terminated by the Company without cause or by the executive for good reason (as such terms are defined in the award agreement), the awards fully vest.

Amendment of Award Agreements; Amendment and Termination of Plan. The Committee may amend any award agreement at any time, provided that no such amendment may adversely affect the right of any participant under any agreement in any material way without the written consent of the participant, unless such amendment is required by applicable law, regulation or stock exchange rule.

The Board may terminate, suspend or amend the Plan, in whole or in part, from time to time, without the approval of the stockholders, unless such approval is required by applicable law, regulation or stock exchange rule, and provided that no amendment may materially impair the right of any participant under any outstanding award without the written consent of the participant, unless such amendment is required by applicable law, regulation or stock exchange rule.

Notwithstanding the foregoing, no amendment to the Plan or any award agreement can result in the repricing of stock options or SARs without the prior approval of our stockholders. Repricing is broadly defined to include reducing the exercise price of a stock option or SAR or cancelling a stock option or SAR in exchange for cash, other stock options or SARs with a lower exercise price or other stock awards. An equitable adjustment to the awards to reflect changes in the capital structure of the company or similar events does not constitute repricing for purposes of this prohibition.

Term of Plan. If the extension of the Plan is approved by the stockholders at this stockholders’ meeting, the Committee can grant awards under the Plan for 10 years following the date of the Board’s approval extending the term of the Plan, or until January 21, 2035.

Description of Material Changes from Existing Plan

The only material changes from the Plan as a result of the amendments are (i) the increase of 450,000 shares available for issuance under the Plan, from 550,000 shares to 1,000,000 shares; (ii) extending the term of the Plan to 2035; and (iii) changing the name of the Plan to the First Mid Bancshares, Inc. 2025 Stock Incentive Plan.

Summary of Federal Income Tax Implications of Participation in the Plan

The following is a summary of the federal income tax consequences of the Plan. It is based on the federal tax laws and regulations currently in effect and existing administrative rulings of the Internal Revenue Service. Participants may also be subject to state and local taxes in connection with the grant of awards under the Plan. Participants should consult with their individual tax advisers to determine the tax consequences associated with awards granted under the Plan. This information may not be applicable to employees of foreign subsidiaries or to employees who are not residents of the United States.

Non-Qualified Stock Options. A participant will not recognize any income at the time of grant. On the date the participant exercises the non-qualified stock option, the participant will recognize ordinary income in an amount equal to the excess of the fair market value of the shares on the date of exercise over the exercise price. The participant will be responsible for remitting to the Company the withholding tax obligation that arises at the time the option is exercised. The Company generally will receive a tax deduction for the same amount of ordinary income recognized by the participant. When the participant sells these shares, any gain or loss recognized by the participant is treated as either short-term or long-term capital gain or loss depending on whether the participant has held the shares more than one year.

Incentive Stock Options. A participant will not recognize any income at the time of grant. If the participant is issued shares pursuant to the exercise of an incentive stock option, and if the participant does not make a disqualifying disposition of the shares within one year after the date of exercise or within two years after the date of grant, the participant will not recognize any income, for federal income tax purposes, at the time of the exercise. When the participant sells the shares issued pursuant to the incentive stock option, the participant will be taxed, for federal income tax purposes, as a long-term capital gain on any amount recognized by the participant in excess of the exercise price, and any loss sustained by the participant will be a long-term capital loss. No deduction will be allowed to the Company for federal income tax purposes. If, however, the participant sells the shares before the expiration of the holding periods, the participant will recognize ordinary income on the difference between the exercise price and the fair market value at exercise, and the Company generally will receive a tax deduction in the same amount. Upon exercise of an incentive stock option, the excess of the fair market value over the exercise price is an item of tax preference to the participant for purposes of determining the alternative minimum tax.

In order to qualify as an incentive stock option, the option must be exercised within three months after the participant’s termination of employment for any reason other than death or disability and within one year after termination of the participant’s employment due to disability. If the option is not exercised within this time period, it will be treated as a non-qualified stock option and taxed accordingly.

Stock Awards/Stock Units. If a participant receives a stock award, the participant will recognize ordinary income upon becoming entitled to transfer the shares at the end of the restriction period without forfeiture. A participant generally will recognize ordinary income when he receives cash or shares pursuant to the settlement of stock units, provided that if the shares are subject to any further restrictions on transfer, the participant will recognize ordinary income upon becoming entitled to transfer the shares at the end of the restriction period without forfeiture. The amount of income the participant recognizes will be equal to the fair market value of the shares on such date, or the amount of cash received less the amount paid by the participant for the shares. This amount will also be the participant’s tax basis for the shares. The participant will be responsible for remitting to the Company the withholding tax obligation that arises at the time the ordinary income is recognized. In addition, the holding period begins on the day the restrictions lapse, or the date the shares are received if not subject to any restrictions, for purposes of determining whether the participant has long-term or short-term capital gain or loss on a subsequent sale of the shares. The Company generally will be entitled to a deduction with respect to the ordinary income recognized by the participant.

If a participant who receives a stock award subject to restrictions makes an election under Section 83(b) of the Code within 30 days after the date of the grant, the participant will have ordinary income equal to the fair market value on the date of grant, less the amount paid by the participant for the shares, and the participant will recognize no additional income until the participant subsequently sells the shares. The participant will be responsible for remitting to the Company the withholding tax obligation that arises at the time the ordinary income is recognized. When the participant sells the shares, the tax basis will be equal to the fair market value on the date of grant and the holding period for capital gains purposes begins on the date of the grant. If the participant forfeits the shares subject to the Section 83(b) election, the participant will not be entitled to any deduction, refund, or loss for tax purposes (other than a capital loss with respect to the amount previously paid by the participant), and the Company will have to include the amount that was previously deducted from our gross income in the taxable year of the forfeiture.

SARs. A participant will not recognize any income at the time of the grant of an SAR. Upon exercise of the SAR, the participant will recognize ordinary income equal to the amount received upon exercise. The participant will be responsible for remitting to the Company the withholding tax obligation that arises at the time the ordinary income is recognized. The Company generally will be entitled to a deduction with respect to the ordinary income recognized by the participant.

Awards Granted Under the Plan

It is not possible at this time to determine the specific awards that will be made in 2025 and future years under the Plan. As of March 2, 2025, the last reported sales price for the common stock was $38.10 per share.

The board of directors recommends a vote “FOR” the approval of a name change to the 2025 Stock Incentive Plan, extending the term of the Plan to 2035, and a 450,000 increase in the number of shares available under the First Mid Bancshares, Inc. 2017 Stock Incentive Plan (Proposal 3 on the proxy card). The affirmative vote of the holders of a majority of the votes represented at the annual meeting virtually or by proxy will be required for approval. Abstentions and broker nonvotes will count as a vote "AGAINST" Proposal No. 3.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth information regarding the Company's equity compensation plans, as of December 31, 2024:

Plan category	Number of securities to be issued upon exercise of outstanding options (a)	Weighted-average exercise price of outstanding options (b)	Number of securities remaining available for future issuance under equity compensation plans (c)
Equity compensation plans approved by security holders:
(A) Deferred Compensation Plan	—	—	297,344	(1)
(B) Stock Incentive Plan			53,504	(2)
Equity compensation plans not approved by security holders (3)	—	—	—
Total	—	—	350,848

(1)
Consists of shares issuable with respect to participant deferral contributions invested in common stock.
(2)
Consists of restricted stock and/or restricted stock units.
(3)
The Company does not maintain any equity compensation plans not approved by stockholders.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The audit committee has adopted a written Related Person Transactions Policy, which provides for procedures for review and oversight of transactions involving the Company and “related persons.” The policy covers any related person transaction that would be required to be disclosed in our proxy statement under applicable Securities and Exchange Commission rules (generally, transactions in which the Company is a participant, the annual amount involved exceeds $120,000 and in which a “related person” has a direct or indirect material interest). Certain transactions are not subject to specific review under the policy by virtue of being exempt from the set of related person transactions that must be disclosed pursuant to applicable Securities and Exchange Commission rules (“exempt transactions”). In addition, the audit committee has approved in the policy extensions of credit to a related person that are (1) made in the ordinary course of business, (2) are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with unrelated persons and (3) do not involve more than the normal risk of collectability or present other unfavorable feature.

The policy requires, prior to a party entering into any related person transaction (other than an exempt transaction), to provide, to the extent practicable, notice to the Company of the proposed related person transaction. The audit committee or its chair may approve only those related person transactions that are in, or are not inconsistent with, the best interests of the Company and its stockholders, as the audit committee or its chair, as applicable, determines in good faith. In the event the Company becomes aware of a related person transaction that has not been previously approved or previously ratified under the policy that is pending or ongoing, it will be submitted to the audit committee or its chair, as applicable, which shall evaluate all options, including but not limited to ratification, amendment or termination of the related person transaction, and (if appropriate) any disciplinary actions recommended. No member of the audit committee may participate in the consideration, approval or ratification of any related person transaction with respect to which such member or any of his or her immediate family members is the “related person” or in which he, she or they otherwise have an interest. There were no transactions during 2024 that met these criteria.

Directors, executive officers, principal stockholders, members of their immediate families, and entities in which one or more of them have a material interest had extensions of credit from First Mid Bank during 2024. All such extensions of credit were on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with unrelated persons, and did not involve more than the normal risk of collectability or present other unfavorable features. In addition, directors, executive officers, principal, members of their immediate families and entities in which one or more of them have a material interest obtained in 2024, and may in the future be expected to obtain, depositary or other banking services, trust, custody or investment management services, individual retirement account services or insurance brokerage services from the Company and its subsidiaries, on terms no less favorable to the Company and its subsidiaries than those prevailing at the time for comparable transactions involving persons unrelated to the Company.

INCLUSION OF STOCKHOLDER PROPOSALS IN PROXY MATERIALS

In order to be eligible for inclusion in the Company's proxy materials for next year's Annual Meeting of Stockholders, any stockholder proposal to take action at such meeting must be received at the Company's main office at 1421 Charleston Avenue, P.O. Box 499, Mattoon, Illinois 61938, no later than November 18, 2025. Any such proposal shall be subject to the requirements of the proxy rules adopted under the Exchange Act.

In addition, if the Company does not receive notice of a stockholder proposal for the Annual Meeting of Stockholders at least 45 days before the one-year anniversary of the date that the Company’s proxy statement was released to the stockholders for its previous year’s annual meeting, proxies solicited by the management of the Company will confer discretionary authority upon the management of the Company to vote upon any such proposal.

OTHER MATTERS

The Board of Directors of the Company does not intend to present any other matters for action at the annual meeting, and the Board of Directors has not been informed that other persons intend to present any other matters for action at the annual meeting. However, if any other matters should properly come before the annual meeting, the persons named in the accompanying proxy intend to vote thereon, pursuant to the proxy, in accordance with the recommendation of the Board of Directors of the Company.

BY ORDER OF THE BOARD OF DIRECTORS
/s/ Joseph R. Dively
Joseph R. Dively
Chairman, President and Chief Executive Officer

Mattoon, Illinois
March 18, 2025

First Mid
BANCSHARES, INC.

VOTE

C123456789

000000000.000000 ext 000000000.000000 ext
000000000.000000 ext 000000000.000000 ext
000000000.000000 ext 000000000.000000 ext

ENDORSEMENT_LINE______________ SACKPACK_____________

000001

MR A SAMPLE
DESIGNATION (IF ANY)
ADD 1
ADD 2
ADD 3
ADD 4
ADD 5
ADD 6

Your vote matters – here's how to vote!

You may vote online or by phone instead of mailing this card.

Online
Go to **www.envisionreports.com/FMBH** or scan the QR code — login details are located in the shaded bar below.

Phone
Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada

Save paper, time and money!
Sign up for electronic delivery at www.envisionreports.com/FMBH

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. [X]

2025 Annual Meeting Proxy Card

1234 5678 9012 345

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board of Directors recommend a vote FOR all the nominees listed and FOR Proposals 2 and 3.

1. Election of Directors:

Nominee	For	Withhold
01 - Robert S. Cook	☐	☐
02 - Gisele A. Marcus	☐	☐
03 - James E. Zimmer	☐	☐

Proposal	For	Against	Abstain
2. Approval of a proposed amendment to our Restated Certificate of Incorporation to increase the number of authorized shares of common stock to 45 million, an increase of 15 million shares.	☐	☐	☐
3. Approval of a proposed amendment to the 2017 Stock Incentive Plan (which will be renamed the 2025 Stock Incentive Plan) to extend the term of the plan to 2035 and increase the number of authorized shares to 1,000,000, an increase of 450,000.	☐	☐	☐

B Authorized Signatures — This section must be completed for your vote to count. Please date and sign below.

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /		

C 1234567890 JNT
3 2 B V 6 4 7 3 4 6

MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND

043WZA

We are pleased to welcome shareholders to the 2025 Annual Meeting.

The First Mid Bancshares, Inc. Annual Meeting will be held on April 30, 2025 at 4:00 p.m. CT, in the lobby of First Mid Bank & Trust, 1515 Charleston Avenue, Mattoon, Illinois.

Even if you plan on attending the Annual Meeting, we encourage you to vote your shares in advance online, or if you requested printed copies of the proxy materials, you may vote by phone or by mail, to ensure that your vote will be represented at the Annual Meeting.

Internet – go to www.envisionreports.com/FMBH Click Cast your vote or Request Materials.
Phone – Call us free of charge at 1-866-641-4276.
Email – Send an email to Investorvote@computershare.com with "Proxy Materials First Mid Bank" in the subject line. Include your full name and address, plus the number located in the shaded bar on the reverse side, and state that you want a paper copy of the meeting materials. To facilitate time delivery, all requests for a paper copy of proxy materials must be received by April 16, 2025.

Small steps make an impact.

Help the environment by consenting to receive electronic delivery, sign up at www.envisionreports.com/FMBH

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

First Mid Bancshares, Inc.

Notice of 2025 Annual Meeting of Shareholders

Proxy is Solicited by Board of Directors for the Annual Meeting — April 30, 2025

Michael L. Taylor and Matthew K. Smith, or either of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Shareholders of First Mid Bancshares, Inc. to be held on April 30, 2025 or at any postponement or adjournment thereof.

THIS PROXY WILL BE VOTED IN ACCORDANCE WITH SPECIFICATIONS MADE. IF NO CHOICE IS INDICATED, THIS PROXY WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES LISTED HEREIN AND FOR PROPOSALS 2 AND 3.

YOUR VOTE IS IMPORTANT!

Please vote your shares by completing, signing, dating and returning this proxy card promptly using the enclosed envelope.

(Items to be voted appear on reverse side)

C Non-Voting Items

Change of Address — Please print new address below.

Comments — Please print your comments below.